Exhibit 10.3

LEASE

BY AND BETWEEN

WHIPPLE ROAD PORTFOLIO, LLC, LANDLORD

AND

BILLIONTOONE, INC., TENANT

Union City Labs

3200 Whipple Road,

Union City, California

April 10, 2022

TABLE OF CONTENTS

1.	Lease	1

2.	Term	3

3.	Early Access	5

4.	Monthly Base Rent	5

5.	Additional Rent; Operating Expenses and Taxes	6

6.	Payment of Rent	11

7.	Security Deposit	12

8.	Use	13

9.	Hazardous Materials	13

10.	Taxes on Tenant’s Property	15

11.	Insurance	16

12.	Indemnification	18

13.	Landlord Improvements; Tenant Improvements	19

14.	Maintenance and Repairs; Alterations; Surrender and Restoration	19

15.	Utilities and Services	26

16.	Liens	27

17.	Assignment and Subletting	27

18.	Non-Waiver	30

19.	Holding Over	31

20.	Damage or Destruction	31

21.	Eminent Domain	33

22.	Remedies	33

23.	Tenant’s Personal Property	35

24.	Notices	35

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25.	Estoppel Certificate	36

26.	Signage	36

27.	Real Estate Brokers	37

28.	Parking	37

29.	Subordination; Attornment	37

30.	No Termination Right	38

31.	Landlord’s Entry	38

32.	Attorneys’ Fees	38

33.	Quiet Enjoyment	38

34.	Financial Information	38

35.	SDN List	39

36.	Sustainable Practices for the Building	39

37.	Intentionally Deleted	39

38.	Intentionally Deleted	39

39.	Landlord’s Renovations	40

40.	General Provisions	40

41.	Counterparts; Electronic Signatures	42

42.	Amendments	42

43.	Satellite Dish	42

Exhibits

A. Legal Description

B. Union City Labs

C. Floor Plan of Premises

D. Commencement Memorandum

E. Tenant’s Hazardous Materials

F-1. Description of Landlord Improvements/Warm-Shell Improvements

F-2. Preliminary Budget

F-3. Preliminary Schedule

G. Hazardous Materials Disclosure Certificate

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LEASE

Union City Labs

3200 Whipple Road

Union City, California

THIS LEASE, referred to herein as this “Lease,” is made and entered into as of April 10, 2022, by and between WHIPPLE ROAD PORTFOLIO, LLC, a Delaware limited liability company, hereafter referred to as “Landlord,” and BILLIONTOONE, INC., a Delaware corporation, hereafter referred to as “Tenant.”

RECITALS

A. Landlord is the owner of the real property located at 3180, 3200, 3240, 3242, 3250 and 3260, 3280 and 3292 Whipple Road, Union City, California, commonly referred to as Union City Labs, more particularly described on Exhibit A attached hereto and incorporated by reference herein, together with all easements and appurtenances thereto (collectively, the “Land”) and the existing buildings thereon, containing approximately 336,632 square feet and all other improvements located thereon (collectively, the “Improvements”). The Land and Improvements are referred to herein collectively as the “Property.” The Union City Labs description is attached hereto as Exhibit B and incorporated by reference herein, and identifies the properties that comprise Union City Labs (the “Park”). The building at 3200 Whipple Road is referred to herein as the “Building.” Those areas and facilities of the Park (excluding any portion of the Building) which is for the common use of tenant or other occupants of the Property is referred to herein as the “Common Area.” The floor plan of the Building is attached hereto as Exhibit C and incorporated by reference herein.

B. Landlord and Tenant wish to enter into this Lease of the Premises defined in Paragraph 1 upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Lease.

(a) Beginning on the Commencement Date (as defined in Paragraph 2(a)), Landlord hereby leases to Tenant, and Tenant leases from Landlord, at the rental rate and upon the terms and conditions set forth herein, the portion of the Property consisting of approximately Eighty-Nine Thousand Nine Hundred Sixty-Nine (89,969) rentable square feet, as shown on the floor plan of the Building attached hereto as Exhibit C (the “Premises”), together with the right to use Tenant’s share of the on-site parking spaces pursuant to Paragraph 28, and the non-exclusive right to use the common areas of the Property and the other Improvements on the Property intended for use in common by the tenants of the Property. Tenant’s Pro Rata Share of the Building shall mean 100% (89,969/89,969).

(b) Except hereinafter provided, Landlord shall retain absolute dominion and control over the Common Area and shall operate and maintain the Common Area in good order and condition; provided, however, such exclusive right shall not materially adversely affect Tenant’s access to the Premises nor shall it operate to materially adversely affect Tenant’s benefit and enjoyment of the Premises for Tenant’s permitted Use. Notwithstanding anything to the contrary herein, Landlord grants Tenant, its employees, invitees, licensees, and other visitors a non-exclusive license to use the Common Area for the Term hereof. Tenant acknowledges that, without advance notice to Tenant, and without any liability to Tenant in any respect, Landlord shall have the right to (provided, such right shall not materially adversely affect Tenant’s access to the Premises nor shall it operate to materially adversely affect Tenant’s use of the Premises for Tenant’s permitted Use):

(i) Close off any of the Common Area to whatever extent required, in the opinion of Landlord, to prevent a dedication of any of the Common Area or the accrual of any rights by any person or the public to the Common Area, provided such closure does not materially deprive Tenant of the benefit and enjoyment of the Premises for its Permitted Use;

(ii) Temporarily close any of the Common Area for maintenance, alteration or improvement purposes;

(iii) Select, appoint or contract with any person for the purpose of operating and maintaining the Common Area, on such terms and conditions as Landlord deems reasonable;

(iv) Change the size, use, shape or nature of any portion of the Common Area, without incurring any liability to Tenant or entitling Tenant to any abatement of Rent;

(v) Expand any buildings (other than the Building) within the Property to cover a portion of the Common Area, convert the Common Area to a portion of other buildings within the Property, or convert any portion of any other buildings within the Property to Common Area. Upon erection of any buildings or change in Common Area, the portion of the other buildings upon which such structures have been erected will no longer be deemed to be a part of the Common Area; and

(vi) In addition to the other rights of Landlord under this Lease, Landlord reserves to itself and its respective successors and assigns the right to: (i) change the street address and/or name of the Building and/or Property; (ii) grant to anyone the exclusive right to conduct any particular business or undertaking in the Property; (iii) grant to anyone the exclusive use of portions of any storage areas to tenants; (iv) control the use of the roof and exterior walls of the Building or other buildings in the Property; provided, however, if such proposed use of the roof would materially adversely affect Tenant’s use of the Premises for Tenant’s permitted Use, then Landlord shall be required to obtain Tenant’s prior approval of such use; (v) change the boundary lines of the lot on which the Building stands and/or Property is located and to make other reasonable changes therein and grant other rights thereto, including, without limitation, the granting of easements, servitudes, rights of way and rights of ingress and egress and similar rights to users of adjacent parcels, utility companies, governmental agencies or other tenants; and

(vii) make alterations, repairs or replacements within other premises within the Property. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction or disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Premises.

2. Term.

(a) The term of this Lease (the “Term”) shall commence on the earlier of (i) the date that Landlord delivers the Premises to Tenant with the Landlord Improvements summarized on Exhibit “F-1” and the Tenant Improvements (exclusive of the Excluded Work) Substantially Completed (as both terms are defined in the Work Letter attached hereto as Exhibit F) (the “Commencement Date”), and (ii) the date such work would have been Substantially Completed but for the occurrence of Tenant Delays (as defined in the Work Letter). Upon the Commencement Date, the Premises shall be in good condition with the existing Building systems serving the Premises in good working condition, including the roof in watertight condition, HVAC, mechanical, electrical, plumbing in good working condition and operable. Tenant hereby agrees that the Premises is in satisfactory operating order, condition and repair, subject to Landlord’s obligations relating to the Tenant Improvements, and that, except as otherwise expressly set forth in this Lease, there are no representations or warranties of any kind, express or implied, by Landlord regarding the Premises, the Building or the Park. The Commencement Date shall be confirmed in writing by Landlord and Tenant by the execution and delivery of the Commencement Memorandum in the form attached hereto as Exhibit D. Notwithstanding anything to the contrary, if the Commencement Date does not occur on or before December 31, 2022 with respect to the Tenant Improvements exclusive of the Excluded Work (as hereinafter defined) (the “Outside Delivery Date”), the Monthly Base Rent shall abate one day for every day between the Outside Delivery Date and the Commencement Date to the extent not caused by any Tenant’s Delays or force majeure. Tenant shall not be entitled to the Monthly Base Rent abatement set forth in the immediately preceding sentence if the Tenant Improvements (other than the Excluded Work) are delivered Substantially Completed prior to the Outside Delivery Date. The parties anticipate the Excluded Work will be Substantially Completed by March 15, 2023. The term “Excluded Work” shall mean the portion of the Tenant Improvements consisting of (a) work exterior to the Premises; (b) power upgrades to the extent such power upgrades work does not require the shutdown of electricity or interfere with Tenant’s use of the Premises; (c) the portion of the office space not part of the approximately 10,000 rentable square foot portion of the office space delivered to Tenant on the Commencement Date; (d) permanently installed casework in the lab area; and (e) work to the lobby beyond the “vanilla-shell” condition of the lobby that was delivered by the Outside Delivery Date. Notwithstanding anything to the contrary, if the Excluded Work is not Substantially Completed on or before March 15, 2023 with respect to the Excluded Work (the “Outside Excluded Work Completion Date”), the Monthly Base Rent shall abate one day for every day between the Outside Excluded Work Completion Date and the date the Excluded Work is Substantially Completed to the extent not caused by any Tenant’s Delays or force majeure.

(b) The Term of this Lease shall expire, unless sooner terminated in accordance with the provisions hereof or as permitted by law, on the last day of the one hundred twenty-six (126) full calendar month after the Commencement Date.

(c) Extension Option. Tenant shall have one (1) option to extend the Term of this Lease (“Extension Option”) for an additional period of five (5) years (“Extended Term”) by giving Landlord written notice of such election (“Option Exercise Notice”) not earlier than twelve (12) months nor later than nine (9) months prior to the Expiration Date. If Tenant does not timely deliver the Option Exercise Notice, Tenant’s right to exercise the Extension Option shall terminate. Tenant shall have no right to exercise the Extension Option notwithstanding any provision in the grant to the contrary if Tenant does not occupy at least fifty percent (50%) of the Premises or is in default of this Lease after expiration of any applicable notice and cure period. The Extension Option may be exercised by the originally-named tenant or a Permitted Transferee that has taken an assignment of this Lease and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity or exercised for the occupancy of any other person or entity. The Extended Term shall be on the same terms and conditions as contained in this Lease except that (i) there shall be no further right to extend the Lease beyond the Extended Term, (ii) there shall be no obligation to pre-pay monthly base rent, initial rent concessions or abatements or obligation of Landlord to construct tenant improvements or pay a tenant improvement allowance, and (iii) Monthly Base Rent during the Extended Term shall equal to the Fair Market Rental Rate determined in accordance with this Paragraph.

As used herein, the term “Fair Market Rental Rate” means the rental rate that Landlord could obtain during the Extended Term from a third party desiring to lease the Premises, based upon the permitted Use, by rents then being obtained for new leases of space comparable in age, build-out and quality to the Premises in the locality of the Premises.

If Tenant delivers the Option Exercise Notice, Landlord shall, within thirty (30) days of receipt thereof, send Tenant a written notice setting forth the Fair Market Rental Rate for the Extended Term. If Tenant disputes Landlord’s determination, Tenant shall, within thirty (30) days of Landlord’s notice setting forth Landlord’s determination of the Fair Market Rental Rate, send to Landlord a notice stating that Tenant disagrees with Landlord’s determination and elects to resolve the disagreement as set forth herein. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental Rate shall be the Monthly Base Rent payable by Tenant during the Extended Term. If Tenant elects to resolve the disagreement as provided below and such procedures are not concluded prior to the commencement date of the Extended Term, Tenant shall pay to Landlord as Monthly Base Rent the Fair Market Rental Rate set forth in Landlord’s notice. If the Fair Market Rental Rate as finally determined pursuant to the provisions set forth below is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental Rate as so determined within thirty (30) days after said determination. If the Fair Market Rental Rate as finally determined is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental Rate as so determined shall be credited against the next installments of Monthly Base Rent due from Tenant to Landlord hereunder.

Any disagreement regarding the Fair Market Rental Rate shall be resolved as follows:

(i) (i) If within thirty (30) days of Tenant’s notice of disagreement with Landlord’s determination of Fair Market Rental Rate, Landlord and Tenant cannot reach agreement as to Fair Market Rental Rate, Landlord and Tenant shall each select one appraiser to determine the Fair Market Rental Rate. Each such appraiser shall arrive at a determination of the Fair Market Rental Rate and submit their conclusions to Landlord and Tenant within sixty (60) days of Tenant’s notice of disagreement of Landlord’s determination of the Fair Market Rental Rate.

(ii) If only one appraisal is submitted within the requisite time period, it shall be deemed as the Fair Market Rental Rate. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as the Fair Market Rental Rate. If the two appraisals differ by more than ten percent (10%), the appraisers shall immediately select a third appraiser who shall, within fifteen (15) days after his/her selection, determine which of the two appraisals most closely represents the Fair Market Rental Rate.

(iii) All appraisers specified pursuant to this Paragraph shall be either members of the American Institute of Real Estate Appraisers or a licensed California Real Estate Broker with not less than ten (10) years’ experience appraising office properties in the immediate geographic area of the Building. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser. The “immediate geographic area of the Building” shall mean the city of Union City.

3. Early Access. Landlord shall permit Tenant may enter the Premises on the date Landlord reasonably determines to be approximately ninety (90) days prior to the Commencement Date (the “Early Access Period”) for the sole purpose of inspecting the Premises and installing wiring, cabling, furniture, fixture, equipment (including IT infrastructure), tenant art, and acoustic treatments (“Early Entry”); provided that such Early Entry is conducted in a manner as to not interfere with Landlord’s Substantial Completion of the Tenant Improvements (as defined in Exhibit F, the “Work Letter”) or the Landlord Improvements (defined in Paragraph 13(a) below). If Tenant’s Early Entry interferes with Landlord’s Substantial Completion of the Tenant Improvements or the Landlord Improvements, it shall be a Tenant’s Delay and Landlord may terminate Tenant’s Early Entry. Such Early Entry shall at Tenant’s sole risk and subject to all of the terms and conditions contained in this Lease (other than the payment of Monthly Base Rent and Tenant’s Pro Rata Share of the Operating Expenses), including without limitation, Tenant’s prior delivery to Landlord of insurance certificates evidencing that Tenant has obtained the insurance required pursuant to this Lease. Tenant shall not conduct its business in the Premises at any time during the Early Access Period. In addition to the foregoing, Landlord shall have the right to impose such reasonable additional conditions on Tenant’s Early Entry as Landlord shall reasonably deem appropriate.

4. Monthly Base Rent.

(a) Commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the end of the Term, Tenant shall pay to Landlord in monthly installments in advance the Monthly Base Rent for the Premises in lawful money of the United States as follows:

Months	Square Feet	$/SF/Mo./NNN	Monthly Base Rent
1-8*	22,500	$4.95	$111,375.00
9-12*	45,000	$4.95	$222,750.00
13-24	89,969	$5.12	$460,933.68
25-36	89,969	$5.30	$477,066.36
37-48	89,969	$5.49	$493,763.68
49-60	89,969	$5.68	$511,045.41
61-72	89,969	$5.88	$528,932.00
73-84	89,969	$6.08	$547,444.62
85-96	89,969	$6.30	$566,605.18
97-108	89,969	$6.52	$586,436.36
109-120	89,969	$6.75	$606,961.63
121-126	89,969	$6.98	$628,205.29

Subject to Paragraph 22(d) of this Lease, Landlord shall abate a portion of Tenant’s obligation to pay Monthly Base Rent with respect to the entire Premises for the first (1st) month through and including the twelve (12th) month following the Commencement Date in accordance with the schedule set forth above. During such reduced Monthly Base Rent period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, relative to Tenant’s use and occupancy of the Premises, including Tenant’s Pro Rata Share of the Building and the Park as set forth in the Lease.

Upon the execution and delivery of this Lease by Tenant, Tenant shall pay to Landlord (1) the cash sum of One Hundred Eleven Thousand Three Hundred Seventy-Five and 00/100 Dollars ($111,375.00) representing the installment of Monthly Base Rent due for the first month following the Commencement Date. If the Commencement Date falls on any date other than the first day of a calendar month, then the pre-paid rent shall be credited to the partial first calendar month of the term and partially to the following month’s rent. Thereafter, Monthly Base Rent shall be paid monthly in advance on the first day of each calendar month. Tenant shall also pay to Landlord upon execution and delivery of this Lease, the amount of Seventeen Thousand Seven Hundred Seventy-Nine and 00/100 Dollars ($17,779.00), which amount shall be applied to the Additional Rent (as hereinafter defined) for the first calendar month of the Term. Tenant shall also pay to Landlord upon the execution and delivery of this Lease the additional amount Two Million Dollars ($2,000,000.00) representing the Security Deposit (as defined in Paragraph 7 below).

5. Additional Rent; Operating Expenses and Taxes.

(a) In addition to the Monthly Base Rent payable by Tenant pursuant to Paragraph 4, commencing on the Commencement Date Tenant shall pay to Landlord, as “Additional Rent,” (1) Tenant’s Pro Rata Share of the Operating Expenses of the Property, (2) Tenant’s pro rata share of the operating expenses for Union City Labs of which the Property is a part (the “Park Expenses”), and (3) Tenant’s Pro Rata Share of the Taxes (as defined in Paragraph 5(c) below). Tenant’s pro rata share of the operating expenses of Park Expenses is 27.83% based upon the ratio of the number of square feet of the Land allocable to the Property to the total number of square feet of land in Union City Labs. The Park Expenses, of which the Property is a part, currently include, but is not limited to, maintenance of the common areas of Union City Labs, parking lot lighting (cost of electricity and maintenance of the fixtures), maintenance of the network conduit, all landscape maintenance and irrigation of the Union City Labs, Landlord’s insurance coverages of Union City Labs, and security patrol. The Park Expenses may include other commercially reasonable and customary items from time to time during the term of this Lease. Monthly Base Rent and Additional Rent are referred to herein collectively as “rent.”

(b) “Operating Expenses,” as used herein, shall include all costs incurred by Landlord in the ownership, management, operation, administration (including concierge services) maintenance, repair and replacement of the Property, including the cost of all maintenance, repairs, and restoration of the Property performed by Landlord pursuant to Paragraphs 14(b) and 14(c) hereof, including, but not limited to:

Personal property taxes related to the Premises; any parking taxes or parking levies imposed on the Premises in the future by any governmental agency; a management fee (including administration fees) charged for the management and operation of Union City Labs, in an amount equal to three percent (3%) of the total gross income received by Landlord from the Tenant (including Monthly Base Rent and Additional Rent), and not just Tenant’s Pro Rata Share of this fee; water and sewer charges; waste disposal; insurance premiums for insurance coverages maintained by Landlord pursuant to Paragraph 11(b) hereof; license, permit, and inspection fees; charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction); security; maintenance, repair, and replacement of the roof membrane; painting and repairing, interior and exterior; maintenance and replacement of floor and window coverings; repair, maintenance, and replacement of air-conditioning, heating, mechanical and electrical systems, elevators, plumbing and sewage systems; janitorial service; landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; exterior Building lighting and parking lot lighting; supplies, materials, equipment and tools in the maintenance of the Property; costs for accounting services incurred in the calculation of Operating Expenses and Taxes; and the cost of any capital expenditures for any (a) new improvements or changes to the Building, Common Area, and Park which are (i) required by laws, ordinances, or other governmental regulations adopted or effective after the Commencement Date, (ii) for costs to construct or install any amenities for all tenants (including, without limitation, a café) or (iii) for any items or capital expenditures voluntarily made by Landlord which are intended to reduce Operating Expenses (including, without limitation, utility costs) or (iv) for life/safety reasons; and (b) capital repairs and replacements required to maintain the Property in good condition (collectively, the “Permitted Capital Costs”), provided, except for capital expenses required because of Tenant’s specific use of the Property, if Landlord is required to or voluntarily incurs any capital expenses, Landlord shall amortize such expenses over the useful life of the capital repairs, replacements or improvements as reasonably determined by Landlord (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Landlord’s bank line of credit at the time of completion of said repairs, replacements or improvements) as an Operating Expense, except that with respect to item (a)(iii) of the Permitted Capital Costs made to save Operating Expenses such amortization shall not be at a rate greater than the actual savings in Operating Expenses. Operating Expenses shall also include any other expense or charge, whether or not described herein but which is not specifically excluded by other provisions of this Lease, which would be considered an expense of managing, operating, maintaining, and repairing the Property. Notwithstanding anything to the contrary, any earthquake insurance deductible in excess of One Hundred Thousand Dollars ($100,000) shall be amortized over the remainder of the Term.

(c) Real property taxes and assessments upon the Property, during each lease year or partial lease year during the term of this Lease are referred to herein as “Taxes.”

As used herein, Taxes shall mean:

(1) all real estate taxes, assessments, charges and any other taxes which are levied or assessed against the Property including the Land, the Building, and all improvements located thereon, including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Property or any interest therein or following any improvements to the Property or improvements to Union City Labs which are for the benefit of all occupants of Union City Labs; and

(2) all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (1) upon the Property, and/or any legal or equitable interest of Landlord in any part thereof; or (2) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Property; and (3) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of Taxes or any tax the nature of which was previously included in the definition Taxes.

Not included within the definition of Taxes are any net income, profits, transfer, franchise, estate, gift, rental income, inheritance taxes imposed by any governmental authority, or any taxes paid by Tenant under Paragraph 10 below. Taxes also shall not include penalties or interest charges assessed on delinquent Taxes as a result of Landlord’s failure to pay Taxes when due.

With respect to any assessments which may be levied against or upon the Property, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Property.

(d) The following costs (“Costs”) shall be excluded from the definition of Operating Expenses:

(1) Costs for which Landlord receives reimbursement from others, including reimbursement from insurance;

(2) Interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Property or Union City Labs;

(3) Costs incurred in repairing, maintaining or replacing any structural elements of the Building for which Landlord is responsible pursuant to Paragraph 14(a) hereof and for any other buildings in the Property;

(4) Any wages, bonuses or other compensation of employees above the grade of building manager and any executive salary of any officer or employee of Landlord and any employees performing services not in connection with the management, operation, repair or maintenance of the Property or Union City Labs, or any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Property in excess of the management fee referred to in Paragraph 5(b) of this Lease;

(5) General office overhead and general and administrative expenses of Landlord except as specifically provided herein;

(6) Leasing expenses, legal fees, advertising costs, tenant improvement costs and broker commissions payable by Landlord in connection with the leasing of space to tenants of the Property;

(7) Costs and expenses which would be capitalized under generally accepted accounting principles, except for Permitted Capital Costs;

(8) The cost of special services, goods, or material provided to any other tenant of the Property and not provided to Tenant;

(9) Repairs for which Landlord is reimbursed by proceeds of insurance or from funds provided by Tenant or any other tenant of the Property (or where any other tenant of the Property is obligated to make such repairs or pay the cost of same);

(10) Repairs, alterations, additions, improvements, or replacements needed to rectify or correct any defects in the Building or Property or common areas existing on the Commencement Date;

(11) Damage or repairs necessitated by the negligence or willful misconduct of Landlord, Landlord’s employees, contractors, or agents;

(12) Legal fees, accountants’ fees, and other expenses incurred in connection with disputes of tenants or other occupants of the Property or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Property or any part thereof;

(13) Cost incurred due to a violation by Landlord or any other tenant of the Property of the terms and conditions of a lease;

(14) Costs of any renovation, improvement, painting or redecorating of any portion of the Property or the Union City Labs not part of the Common Area or made available for Tenant’s use and/or benefit;

(15) Costs incurred in connection with the presence of any Hazardous Materials on the Property or on other property in the Union City Labs that do not arise from or are not related to the intentional or negligent act or omission of Tenant or Tenant’s representatives;

(16) Expense reserves;

(17) Costs and expenses relating solely to another building or to the interior portions of any other building or other structures except the Building (excluding, however, such costs and expenses relating to interior portions of such other building or structures that are used as Common Areas); and

(18) Repairs or maintenance of areas of the Union City Labs leasable exclusively to other tenants;

(19) Costs associated with any Green Energy Programs (as defined below) except to the extent considered a Permitted Capital Cost pursuant to Paragraph 5(b) above; and

(20) Any costs incurred to make any alterations or improvements to the Property necessary for any certification as “green” or sustainable, or other similar certifications, and any costs for such certification except the extent resulting in a reduction in Operating Expenses or Park Expenses or considered a Permitted Capital Cost pursuant to Paragraph 5(b) above.

Landlord shall at all times use its best efforts to operate the Property in an economically reasonable manner at costs not disproportionately higher than those experienced by other comparable premises in the market area in which the Property is located.

(e) Prior to the execution of this Lease, Landlord has delivered to Tenant Landlord’s estimate of 2022 Operating Expenses, Taxes and Park Expenses. Throughout the term of this Lease, as close as reasonably possible after the end of each calendar year thereafter but no later than April 1 of the following year, Landlord shall notify Tenant of the Operating Expenses, Taxes and Park Expenses estimated by Landlord for each following calendar year. Concurrently with such notice, Landlord shall provide a description of such Operating Expenses, Taxes and Park Expenses. Commencing on the Commencement Date, and on the first (1st) day of each calendar month thereafter, Tenant shall pay to Landlord, as Additional Rent, one-twelfth (1/12th) of the estimated Operating Expenses, Taxes and Park Expenses; provided, that the pre-paid Additional Rent (see Paragraph 4) shall be credited toward the payment due on the Commencement Date, and if the Commencement Date falls on any date other than the first day of a calendar month, then the pre-paid Additional Rent shall be credited to the partial first calendar month of the term and partially to the following month’s Additional Rent payment. If at any time during any such calendar year, it appears to Landlord that the Operating Expenses, Taxes and Park Expenses for such year will vary from Landlord’s estimate, Landlord may, by written notice to Tenant, revise Landlord’s estimate for such year and the Additional Rent payments by Tenant for such year shall thereafter be based upon such revised estimate. Landlord shall furnish to Tenant with such revised estimate written verification showing that the actual Operating Expenses, Taxes and Park Expenses are greater than or equal to Landlord’s estimate. The increase in the monthly installments of Additional Rent resulting from Landlord’s revised estimate shall not be retroactive, but the Additional Rent for each calendar year shall be subject to adjustment between Landlord and Tenant after the close of the calendar year, as provided below.

Within approximately one hundred twenty (120) days after the expiration of each calendar year of the term, Landlord shall furnish Tenant a statement certified by a responsible employee or agent of Landlord (the “Operating Statement”) with respect to such year, prepared by an employee or agent of Landlord, showing the actual Operating Expenses, Taxes and Park Expenses for such year broken down by component expenses, and the total payments made by Tenant for such year on the basis of any previous estimate of such Operating Expenses, Taxes and Park

Expenses, all in sufficient detail for verification by Tenant. Unless Tenant raises any objections to the Operating Statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Operating Expenses and/or Taxes and/or Park Expenses. Upon giving Landlord five (5) days advance written notice, Tenant’s certified public accountant shall have the right to inspect and audit Landlord’s books and records with respect to the Operating Statement in an office of Landlord, or Landlord’s agent, during normal business hours, once each calendar year to verify actual Operating Expenses and Taxes. Tenant’s accountant or accounting firm shall be one of national standing and retained on an hourly rate basis or based upon a fixed fee and shall not be paid on a contingency basis. Landlord’s books and records shall be kept in accord with generally accepted accounting principles. If Tenant’s audit of the Operating Expenses, Taxes and Park Expenses for any year reveals a net overcharge of more than five percent (5%), Landlord shall promptly reimburse Tenant for the cost of the audit; otherwise, Tenant shall bear the cost of Tenant’s audit. If Tenant reasonably objects to Landlord’s Operating Statement, Tenant shall nonetheless continue to pay on a monthly basis the Operating Expenses, Taxes and Operating Expenses based upon the Landlord’s most current estimate until such dispute is resolved.

If Tenant’s Pro Rata Share of the Operating Expenses and Taxes and Tenant’s pro rata share of Park Expenses for any year as finally determined exceed the total payments made by Tenant for such year based on Landlord’s estimates, Tenant shall pay to Landlord the deficiency, within thirty (30) days after the receipt of Landlord’s Operating Statement. If the total payments made by Tenant based on Landlord’s estimate of the Operating Expenses and/or Taxes and/or Park Expenses exceed the Tenant’s Pro Rata Share of Operating Expenses and/or Taxes and/or Tenant’s pro rata share of Park Expenses, Tenant’s extra payment, plus the cost of an audit which is the responsibility of Landlord as set forth herein, if any, shall be credited against payments of Monthly Base Rent and Additional Rent next due hereunder or returned within thirty (30) days if the term has expired or this Lease has been terminated.

Notwithstanding the expiration or termination of this Lease, within thirty (30) days after Tenant’s receipt of Landlord’s Operating Statement or the completion of Tenant’s audit regarding the Operating Expenses and/or Taxes and/or Park Expenses for the calendar year in which this Lease terminates, Tenant shall pay to Landlord or shall receive from Landlord, as the case may be, an amount equal to the difference between the Operating Expenses and/or Taxes and/or Park Expenses, as finally determined, and the amount previously paid by Tenant on account thereof (prorated to the expiration date or the termination date of this Lease).

6. Payment of Rent.

(a) All rent shall be due and payable in lawful money of the United States of America at the address of Landlord set forth below Landlord’s signature without deduction or offset and without prior demand or notice, unless otherwise specified herein. Monthly Base Rent and Additional Rent shall be payable monthly, in advance, on the first day of each month. Additional Rent shall be payable monthly, in advance, on the first day of each month for the entire Premises for the entire term of his Lease. Tenant’s obligation to pay rent for any partial month at the commencement of the term, for any partial month immediately prior to a rental adjustment date (if the rental adjustment date is other than the first day of the calendar month), and for any partial month at the expiration or termination of the term shall be based upon the number of days in such month.

(b) If any installment of Monthly Base Rent, Additional Rent or any other sum due from Tenant is not received by Landlord within five (5) days after the same is due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount. Any amount not paid within ten (10) days after Tenant’s receipt of written notice that such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest as published in the “Wall Street Journal,” plus two percent (2%) or (2) the maximum rate allowed by law (the “Interest Rate”), in addition to the late payment charge.

Initials:	Landlord _____	Tenant __OA___

7. Security Deposit.

(a) Tenant shall deposit with Landlord upon execution hereof the sum of Two Million Dollars ($2,000,000.00) (the “Security Deposit”), as security for Tenant’s faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Monthly Base Rent or Additional Rent or charges due hereunder within applicable notice and cure periods, or otherwise defaults under this Lease (as defined in Paragraph 22), Landlord may use, apply or retain all or any portion of said Security Deposit to the extent reasonably necessary to cure the default, for the payment of any amount due Landlord, and to reimburse or compensate Landlord for any liability, cost, expense, loss or damage (including reasonable attorneys’ fees) which Landlord may suffer or incur by reason thereof. If Landlord uses or applies all or any portion of the Security Deposit, Tenant shall within ten (10) days after written request therefor deposit with Landlord the amount sufficient to restore the Security Deposit to the original amount required by this Lease. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. In no event or circumstance shall Tenant have the right to any use of the Security Deposit and, specifically, Tenant may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder, including, but not limited to, rent or any portion thereof. Tenant waives (i) California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now has, or in the future will have, relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Landlord (a) to offset rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Landlord before or after termination of this Lease. No part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any moneys to be paid by Tenant under this Lease.

(b) Subject to the remaining terms of this Section 7, and provided that (i) Tenant has not been in default of this Lease beyond the applicable notice and cure period and (ii) no amount of Security Deposit has previously been applied to cure any default of Tenant under this Lease (the conditions set forth in (i) and (ii) being referred to as the “Conditions”), then (y) upon the expiration of the thirty-sixth (36th) month of the Term, the then-current Security Deposit shall be reduced such that the Security Deposit shall be equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) and (z) upon the expiration of the forty-eighth (48th) month of the Term, the then-current Security Deposit shall be reduced such that the Security Deposit shall be equal to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00). If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the “Security Reduction Notice”). If Tenant provides Landlord with a Security Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within thirty (30) days after the later to occur of the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above or Landlord’s receipt of the Security Reduction Notice.

(c) Provided the Conditions and the Financial Condition (as hereinafter defined) are satisfied, upon written request of Tenant given at any time after the satisfaction of the Financial Condition, the then-current Security Deposit shall be reduced such that the new Security Deposit amount will be equal to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00). The “Financial Condition” shall mean that Tenant is traded on a public exchange and has maintained a market capitalization in excess of One Billion Dollars for a period of one (1) quarter (i.e. three (3) months) prior to the date Tenant requests a reduction in the Security Deposit and as of the effective date of any such reduction.

8. Use. Tenant may only use and occupy the Premises for office, laboratory (including but not limited to CLIA laboratories), research and development, manufacture and development of pharmaceutical and biotechnology products and ancillary administrative uses directly related thereto to the extent permitted by applicable zoning ordinances, the covenants, conditions, and restrictions for Union City Labs and which are approved by Landlord in writing, and for no other use or purpose without Landlord’s prior written consent; provided, that the use of the Premises for the manufacture of integrated circuits is expressly prohibited. Any use of the Premises by Tenant or by any sublessee or assignee approved by Landlord pursuant to Paragraph 17 shall comply with the provisions of this Paragraph 8.

9. Hazardous Materials.

(a) The term “Hazardous Materials” as used in this Lease shall include any substance defined or regulated as radioactive, flammable, toxic, a biohazard, medical waste, “hazardous material”, “extremely hazardous material”, “hazardous waste”, “hazardous substance,” “toxic substance,” “industrial process waste,” or “special waste” in any Environmental Laws as hereafter defined. Hazardous Materials shall include, but not be limited to, petroleum, gasoline, natural gas, natural gas liquids, liquefied natural gas, synthetic gas, and/or crude oil or any products, by-products or fractions thereof.

(b) Tenant shall not engage in any activity in or on the Premises or the Property without the express prior written consent of Landlord, as provided below and timely compliance (at Tenant’s expense) with all Environmental Laws. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises or the Property of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the Premises, or the Property, or neighboring properties. Notwithstanding the foregoing, Tenant may use the Hazardous Materials on the Premises that are listed on Exhibit E attached hereto and incorporated by reference herein, and any ordinary and customary office supplies and cleaning materials so long as such use is in compliance with all Environmental Laws, and does not expose the Premises, or the Property, or neighboring property to any unusual or atypical risk of contamination or damage or expose Landlord to any liability therefor. If Tenant’s use of Hazardous Materials changes during the Term of this Lease, Tenant shall complete, execute, and deliver to Landlord, a Hazardous Materials Disclosure Certificate (“HazMat Certificate”), a copy of which is attached as Exhibit G, attached hereto and incorporated by reference herein, describing Tenant’s present use of the Hazardous Materials on the Premises, and any other reasonably necessary documents as requested by Landlord. The HazMat Certificate required hereunder shall be in substantially the form as that which is attached hereto as Exhibit G. Landlord’s consent may be withheld in Landlord’s sole and absolute discretion with respect to any changes to the types and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate; provided, however, Landlord’s consent shall not be unreasonably withheld with respect to any types and/or quantities of Hazardous Materials as adjusted on a square footage basis that Landlord has approved for use by any other tenant in Union City Labs or has been approved for use by tenants engaged in clinical laboratory uses in other similarly situated development projects in the Bay Area with respect to such proposed types of Hazardous Materials in the same quantity proposed by Tenant (adjusted on a square footage basis) provided that Tenant complies with any requirements satisfied by such other tenants in connection with such use and any requirements under Environmental Laws. In addition, Landlord may condition its consent to any Reportable Use upon receiving such additional assurances as Landlord reasonably deems necessary to protect itself, the public, the Premises and the Property, and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of any protective modifications installed by Tenant (such as concrete encasements).

(c) “Environmental Laws” shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.

(d) If Tenant knows, or has reasonable cause to believe, that Hazardous Materials have come to be located in, on, under or about the Premises or the Property that constitutes a Reportable Use, other than as previously consented to by Landlord, Tenant shall immediately give written notice of such fact to Landlord and provide Landlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.

(e) Tenant and Tenant’s agents, employees, and contractors shall not cause any Hazardous Materials to be discharged or released into the Building or into the plumbing or sewage system of the Building or into or onto the Land underlying or adjacent to the Building in violation of any Environmental Laws. Tenant shall promptly, at Tenant’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination in violation of Environmental Laws or the terms of this Lease caused by Tenant or caused by any of Tenant’s employees, agents, or contractors, and for the maintenance, security and/or monitoring of the Premises, the Property, or neighboring properties if such contamination is caused by a release or emission of any Hazardous Materials by Tenant or by any of Tenant’s employees, agents, or contractors.

(f) Tenant shall indemnify, defend and hold Landlord and its agents, employees, and lenders and the Premises and the Property harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the term of this Lease out of or involving any Hazardous Materials brought on to the Premises, the Property, or Union City Labs by or for Tenant or by anyone under Tenant’s control in violation of Environmental Laws or the terms of this Lease. Tenant’s obligations under this Paragraph 9(f) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, as required by Environmental Laws, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Materials, unless specifically so agreed by Landlord in writing at the time of such agreement.

(g) Notwithstanding anything to the contrary, Tenant shall have no obligation, responsibility or liability with respect to Hazardous Materials on, within, about or under the Premises prior to the earlier of the Commencement Date and any Early Entry, except to the extent disturbed or exacerbated by Tenant.

10. Taxes on Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the Term and any extension thereof upon Tenant’s equipment, fixtures, furniture, and personal property installed or located on the Premises.

11. Insurance.

(a) Types of Insurance: Tenant shall maintain in full force and effect at all times during the Term of this Lease, at Tenant’s sole cost and expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a carrier or carriers reasonably acceptable to Landlord and its lender(s) which afford the following coverages:

(i) Commercial general liability insurance naming the Landlord as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence with a Four Million Dollar ($4,000,000) aggregate limit and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.

(ii) Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures, and personal property located on or in the Premises for perils covered by the causes of loss—special form (all risk) and in addition, coverage for earthquake sprinkler leakage, and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing. Any coverage not purchased by Tenant to protect its property is done at Tenant’s sole risk and Landlord shall not procure any insurance or be responsible for damages to Tenant’s property if Tenant decides to not purchase certain levels and types of coverage.

(iii) Business interruption and extra expense insurance in such amounts to reimburse Tenant for direct or indirect loss attributable to all perils commonly insured against by prudent Tenants or attributable to prevention of access to the Premises or the Building as result of such perils.

(iv) Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.

(v) Site liability pollution policy insuring the Premises, with a minimum amount limit of $1,000,000 per occurrence under an annual or multi-year policy.

(vi) Comprehensive automobile liability insurance: a combined single limit of not less than $2,000,000 per occurrence and insuring Tenant against liability for claims arising out of the ownership, maintenance, or use of any owned, hired or non-owned automobiles;

(vii) Such other insurance as required by Landlord which is consistent with the types of insurance required to be maintained by similar situated tenants, with similar use in the Union City, Newark and Fremont areas or required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises.

(b) Insurance Policies: The policies required to be maintained by Tenant shall be with companies rated A-VIII or better by A.M. Best. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed $25,000. Certificates of insurance including any and all endorsements required herein for all insurance maintained by Tenant shall be delivered to Landlord prior to the commencement date or prior to any early access to the Premises in accordance with Section 3 above and at least ten (10) days prior to the policy expiration date. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage and at least ten (10) days for non-payment of premium.

(c) Additional Insureds and Coverage: Landlord, any property management company and/or agent of Landlord for the Premises, the Building, the Land or the Park, an any lender(s) of Landlord having a lien against the Premises, the Building, the Land or the Park shall be named as additional insureds under all of the liability policies required in Paragraph 11 above. Additionally, such policies shall provide for severability of interest. All insurance to be maintained by Tenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance maintained by Landlord. Any umbrella/excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. It is the parties’ intention that the insurance to be procured and maintained by Tenant as required herein shall provide coverage for any and all damage or injury arising from or related to Tenant’s operations of its business and/or Tenant’s or Tenant’s Representatives’ use of the Premises and/or any of the areas within the Park, whether such events occur within the Premises (as described in Exhibit A hereto) or in any other areas of the Park. It is not contemplated or anticipated by the parties that the aforementioned risks of loss be borne by Landlord’s insurance carriers, rather it is contemplated and anticipated by Landlord and Tenant that such risks of loss be borne by Tenant’s insurance carriers pursuant to the insurance policies procured and maintained by Tenant as required herein.

(d) Failure of Tenant to Purchase and Maintain Insurance: In the event Tenant does not purchase the insurance required in this Lease or keep the same in full force and effect throughout the Term of this Lease (including any renewals or extensions), Landlord may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefor. If Landlord so elects to purchase such insurance, Tenant shall promptly pay to Landlord as Additional Rent, the amount so paid by Landlord, upon Landlord’s demand therefor. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses and damages which Landlord may sustain by reason of Tenant’s failure to obtain and maintain such insurance.

(e) Landlord’s Insurance: Landlord shall obtain and carry in Landlord’s name, as insured, as an Operating Expense of the Property to the extent provided in Paragraph 6, during the Term, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one (1) year), flood insurance, public liability and property damage insurance, and insurance against such other risks or casualties as Landlord shall reasonably determine, including, but not limited to, insurance coverages required of Landlord by the beneficiary of any deed of trust which encumbers the Premises, including earthquake insurance coverage insuring Landlord’s interest in the Premises (including any other leasehold improvements to the Premises constructed by Landlord or by Tenant with Landlord’s prior written approval) in an amount not less than the full replacement cost of the Building. The proceeds of any such insurance shall be payable solely to Landlord and Tenant shall have no right or interest therein. Landlord shall have no obligation to insure against loss by Tenant to Tenant’s equipment, fixtures, furniture, inventory, or other personal property of Tenant in or about the Premises occurring from any cause whatsoever.

(f) Waiver of Subrogation: Notwithstanding anything to the contrary contained in this Lease, the parties release each other, and their respective authorized representatives, employees, officers, directors, shareholders, managers, members, trustees, beneficiaries, assignees, subtenants, invitees, successors, agents, contractors and property managers, from any claims for damage to any person or to the Premises or the Property and to the fixtures, personal property, leasehold improvements and alterations of either Landlord or Tenant in or on the Premises or the Property, to the extent that are caused by or result from risks required by this Lease to be insured against (or actually insured against) under any property insurance policies carried by the parties and such policy is in force at the time of any such damage, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Landlord or Tenant or their respective authorized representatives, employees, officers, directors, shareholders, managers, members, trustees, beneficiaries, assignees, subtenants, invitees, successors, agents, contractors and property managers. Subject to the foregoing, this release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the other party, its managers, members, employees, agents, contractors, property managers or invitees. The parties covenant that the insurance policies required to be maintained by each of them under this Lease will contain waiver of subrogation endorsements.

12. Indemnification.

(a) Tenant shall indemnify, defend, and hold harmless Landlord from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done or permitted by Tenant in or about the Premises, the Property or the Park, (2) bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the negligent acts or omissions of Tenant, its employees, agents or contractors, and (3) based on any event of default by Tenant in the performance of any obligation on Tenant’s part to be performed under this Lease. Tenant also waives all claims against Landlord and its employees, agents and contractors for damages to property, or to goods, wares, and merchandise stored in, upon, or about the Premises or the Property, and for injuries to persons in, upon, or about the Premises or the Property from any cause arising at any time, except to the extent covered by an express indemnity provision of this Lease or caused by the active negligence or willful misconduct of Landlord or its employees, agents or contractors.

(b) In the absence of comparative or concurrent negligence on the part of Landlord, their respective agents, affiliates, and subsidiaries, or their respective officers, directors, members, employees or contractors, the foregoing indemnity by Tenant shall also include reasonable costs, expenses and attorneys’ fees incurred in connection with any indemnified claim or incurred by the Landlord in successfully establishing the right to indemnity. The Tenant shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee.

The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or by the Tenant and a third party (except Tenant’s agents, officers, employees or invitees), the Tenant’s duty to indemnify and defend shall be proportionate to the it’s allocable share of joint negligence or willful misconduct.

(c) Landlord shall not be liable to Tenant for any damage because of any act or negligence of any other occupant of the Building or any other owner or occupant of adjoining or contiguous property, nor for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the Premises or the Building, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors. Except as otherwise provided herein, Tenant will pay for damage to the Premises or the Property caused by the misuse or neglect of the Premises or the Property by Tenant or its employees, agents, or contractors, including, but not limited to, the breakage of glass in the Building.

13. Landlord Improvements; Tenant Improvements.

(a) Landlord, at its cost, shall cause to be constructed the improvements and modifications described on Exhibit F-1 attached hereto (the “Landlord Improvements”).

(b) Landlord shall cause to be constructed the interior tenant improvements and modifications to the Premises described in the Work Letter (the “Tenant Improvements”) in accordance with the Work Letter attached hereto as Exhibit F.

14. Maintenance and Repairs; Alterations; Surrender and Restoration.

(a) Landlord shall, at Landlord’s sole expense, keep in good order, condition, and repair and replace when necessary, the structural elements of the roof (excluding the roof membrane which Landlord shall maintain, but the cost of which shall be included as an Operating Expense as permitted under Paragraph 5), the structural elements of the foundation and exterior walls (except the interior faces thereof) of the Building, and other structural elements of the Building and the Property as “structural elements” are defined in building codes applicable to the Building, excluding any alterations, structural or otherwise, made by Tenant to the Building which are not approved in writing by Landlord prior to the construction or installation thereof by Tenant. Landlord shall perform and construct, and Tenant shall not be responsible for performing or constructing, any repairs, maintenance, or improvements (1) required as a result of any casualty damage, which shall be subject to Paragraph 20 below, or as a result of any taking pursuant to the exercise of the power of eminent domain, or (2) for which Landlord has a right of reimbursement from third parties based on construction or other warranties, contractor guarantees, or insurance claims.

(b) Landlord shall provide or cause to be provided and shall supervise the performance of, as an Operating Expense of the Property to the extent permitted under Paragraph 5 hereof, all services and work relating to the operation, maintenance, repair, and replacement, as needed, of the Property, including the HVAC, mechanical, electrical, and plumbing systems in the Building; the interior of the Building; the roof membrane; the outside areas of the Property; landscaping, tree trimming, resurfacing and restriping of the parking lot, repairing and maintaining the walkways; exterior building painting, exterior building lighting, parking lot lighting, and exterior security patrol. In the event Tenant provides Landlord with written notice of the need for any repairs, Landlord shall commence any such repairs promptly following receipt by Landlord of such notice and Landlord shall diligently prosecute such repairs to completion.

(c) Subject to the foregoing and except as provided elsewhere in this Lease, Tenant shall, at Tenant’s sole cost and expense, at all times use, occupy and keep the Premises in a manner which keeps the Premises in as good and safe order, condition, and repair as received, reasonable wear and tear excepted. Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining, repairing and replacing (a) all electrical wiring and equipment serving the Premises, (b) all interior lighting (including, without limitation, light bulbs and/or ballasts) and exterior lighting serving the Premises or adjacent to the Premises, (c) all glass, windows, window frames, window casements, skylights, interior and exterior doors, door frames and door closers, (d) all roll-up doors, ramps and dock equipment, including without limitation, dock bumpers, dock plates, dock seals, dock levelers and dock lights serving the Premises, (e) all tenant signage, (f) security systems within the Premises, (g) all partitions, fixtures, equipment, interior painting, and interior walls and floors of the Premises and every part thereof (including, without limitation, any demising walls contiguous to any portion of the Premises). Landlord shall execute and maintain in full force and effect throughout the term as an Operating Expense of the Property to the extent permitted under Paragraph 5 a service contract with a recognized air conditioning service company. Landlord may, if Landlord determines that it is necessary to do so, obtain on a semi-annual basis an inspection report of the HVAC system from a separate HVAC service firm designated by Landlord for the purpose of monitoring the performance of the HVAC maintenance and repair work performed by the HVAC service firm which performs the regular repair and maintenance. The cost of such inspection report shall be an Operating Expense pursuant to Paragraph 5. Subject to the release of claims and waiver of subrogation contained in Paragraphs 11(c) and 11(d), if Landlord is required to make any repairs to the Property by reason of Tenant’s negligent acts or omissions, Landlord may add the cost of such repairs to the next installment of rent which shall thereafter become due, and Tenant shall promptly pay the same upon receipt of an invoice therefor.

(d) Tenant may, from time to time, at its own cost and expense and without the consent of Landlord make nonstructural alterations to the interior of the Premises which do not affect the mechanical, electrical, plumbing or other utility systems of the Building, the cost of which in any one instance is Fifty Thousand Dollars ($50,000) or less, and the aggregate cost of all such work during the Term of this Lease does not exceed Two Hundred Fifty Thousand Dollars ($250,000), provided Tenant first notifies Landlord in writing of any such nonstructural alterations (collectively, “Cosmetic Alterations”). Otherwise, Tenant shall not make any additional alterations, improvements, or additions to the Premises without delivering to Landlord a complete set of plans and specifications for such work, obtaining and delivering copies to Landlord of all permits or other governmental approvals required for such work and obtaining Landlord’s prior written consent thereto. All alterations and additions shall be installed by a licensed contractor approved by Landlord, at Tenant’s sole expense in compliance with all applicable laws, rules, regulations and ordinances. Tenant shall keep the Premises and the Property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. If any nonstructural alterations to the interior of the Premises exceed Fifty Thousand Dollars ($50,0000) in cost in any one instance, or exceed the aggregate cost of Two Hundred Fifty Thousand Dollars ($250,000) during the Term of this Lease, Tenant shall employ, at Tenant’s expense, Tarlton Properties, Inc. as construction manager for such alterations at a fee equal to four percent (4%) of the hard construction costs (i.e., the amounts paid to any general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the alterations or improvements). Landlord may condition its consent to, among other things, Tenant agreeing in writing to remove any such alterations prior to the expiration of the Lease term and Tenant agreeing to restore the Premises to its condition prior to such alterations at Tenant’s expense. Upon Tenant’s written request, Landlord shall advise Tenant in writing at the time consent is granted (or with respect to a Cosmetic Alterations within ten (10) days from notice if requested by Tenant in such notice) whether Landlord requires Tenant to remove any alterations from the Premises prior to the expiration or sooner termination of the Lease. Tenant shall have no obligation to remove the Tenant Improvements completed pursuant to the terms of the Work Letter nor the Landlord Improvements.

All alterations, trade fixtures and personal property installed in the Premises solely at Tenant’s expense shall during the term of this Lease remain Tenant’s property and Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect thereto (excluding the Tenant Improvements).

(e) Tenant shall, at Tenant’s sole cost and expense, fully, diligently and in a timely manner, comply with all present and future “Laws,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, orders, covenants, permits of all governmental agencies and authorities, easements and restrictions of record, the requirements of any applicable fire insurance underwriter or rating bureau or board of fire underwriters, relating in any manner to the Premises and/or Tenant’s use or occupancy of the Premises (including but not limited to matters pertaining to industrial hygiene, environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, subject to the provisions of Paragraph 9 hereof, and the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Materials (which are addressed in Paragraph 9 hereof)), now in effect or which may hereafter come into effect. Additionally, Tenant shall be solely responsible for the payment of all costs, fees and expenses associated with any modifications, improvements or alterations to the Premises, Building, the Common Areas and/or the Park occasioned by the enactment of, or changes to, any Laws arising from Tenant’s particular use of the Premises or alterations, improvements or additions made to the Premises by Tenant or at Tenant’s request regardless of when such Laws became effective. Tenant shall, within five (5) days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Tenant’s compliance with any Laws specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Laws. Notwithstanding the foregoing, any structural changes or repairs or other changes or repairs to the Property of any nature which would be considered a capital expenditure under generally accepted accounting principles to the Premises shall be made by Landlord at Tenant’s expense if such structural repairs or changes are required by reason of the specific nature of the use of the Premises by Tenant or due to alterations by or on behalf of Tenant. If such changes or repairs are not required by reason of the specific nature of Tenant’s use of the Premises or alterations by or on behalf of Tenant and are capital expenditures, the cost of such changes or repairs shall be treated as an Operating Expense and amortized in accordance with the provisions of Paragraph 5(b). Notwithstanding anything to the contrary, Tenant shall have no liability or obligation to correct a violation of Laws, which exist in the Premises as of the Commencement Date, except to the extent expressly set forth in this Section.

(f) Subject to Paragraph 31, Landlord, Landlord’s agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times after at least one (1) business day prior notice to Tenant, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Laws, and Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s activities, including but not limited to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a violation of Laws or a contamination, caused, directly or indirectly, by Tenant, is found to exist or to be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Tenant shall upon request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of such inspections.

(g) During the term of this Lease, Tenant shall comply, at Tenant’s expense, with all of the covenants, conditions, and restrictions affecting the Premises which are recorded in the Official Records of Alameda County, California, and which are in effect as of the date of this Lease.

(h) Tenant shall surrender the Premises by the last day of the lease Term or any earlier termination date, with all of the improvements to the Premises, parts, and surfaces thereof clean and free of debris and in as good operating order, condition, and state of repair as received, ordinary wear and tear, casualty and condemnation excepted. Tenant’s failure to surrender the Premises in accordance with the terms and conditions of this Lease, including, without limitation, this Paragraph 14(h) shall be deemed to be a material default under the Lease. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease. Notwithstanding the foregoing, prior to the last day of the Term (or earlier termination of the Lease), Tenant shall (i) restore all walls in the Premises to the same condition existing immediately following completion of the Tenant Improvements and Landlord Improvements, including patching and sanding all holes to match the original texture of the walls and painting; (ii) replace any broken, chipped, stained or discolored ceiling tiles in the Premises to match the existing tiles; and (iii) vacuum and steam clean all carpets and remove all stains, or, to the extent any stains cannot be removed, then Tenant shall replace the entire carpet with the same color (if applicable) existing as of the Commencement Date. In addition to the foregoing, the obligations of Tenant shall include the repair of any damage occasioned by the installation, maintenance, or removal of Tenant’s trade fixtures, furnishings, equipment, and alterations, and the restoration by Tenant of the Premises to its condition upon completion of the Tenant Improvements and Landlord Improvements (Tenant shall not be required to remove any of the Tenant Improvements nor Landlord Improvements) pursuant to Paragraph 14(d) above. Subject to the foregoing, upon the expiration or sooner termination of this Lease all alterations, fixtures and improvements to the Premises, whether made by Landlord or installed by Tenant at Tenant’s expense, shall be surrendered by Tenant with the Premises and shall become the property of Landlord; provided, however, that Tenant’s furniture and other personal property, not provided by or paid for by Landlord and not permanently affixed to the Premises which can be removed without materially damaging the Premises may be removed by Tenant. Tenant shall repair to Landlord’s reasonable satisfaction all damage to the Premises occasioned by removal of Tenant’s property. Prior to the expiration of the term of this Lease or any earlier termination date, Tenant shall, at Tenant’s expense, obtain written closure reports from the Alameda County Department of Environmental Health and comply with any and all other applicable municipal, county, state and federal statutes, laws, ordinances and regulations governing and regulating any Hazardous Materials used, stored, or released by Tenant on or about the Premises (“Hazardous Materials Authorities”). Written closure reports shall provide written certification that all Hazardous Materials have been removed from the Premises and that no further action is required in connection with the closure of the Premises. Any removal and remediation of Hazardous Materials by Tenant shall be certified in writing as (1) complete and (2) having been properly performed, by the Alameda County Department of Environmental Health and any other applicable Hazardous Materials Authorities and a copy of such written certifications shall be delivered by Tenant to Landlord no later than the last day of the Term of this Lease.

(i) Tenant waives all right to make repairs at the expense of Landlord, or to deduct the costs thereof from the rent, and Tenant waives all rights under Section 1941 and 1942 of the Civil Code of the State of California.

(j) Compliance with Americans with Disabilities Act: Landlord and Tenant hereby agree and acknowledge that the Premises, the Building and/or the Park may be subject to the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq, including, but not limited to Title III thereof, all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including all requirements of Title 24 of the State of California, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”). Any Tenant Improvements to be constructed hereunder shall be in compliance with the requirements of the ADA, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of the Tenant Improvements. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Tenant Improvements strictly comply with all requirements of the ADA. Subject to reimbursement pursuant to Paragraph 6 of the Lease, if any barrier removal work or other work is required to the Building, the Common Areas or the Park under the ADA, then such work shall be the responsibility of Landlord; provided, if such work is required under the ADA as a result of Tenant’s specific use of the Premises or any work or alteration made to the Premises by or on behalf of Tenant, then such work shall be performed by Landlord at the sole cost and expense of Tenant. Except as otherwise expressly provided in this Lease, Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA, including without limitation, not discriminating against any disabled persons in the operation of Tenant’s business in or about the Premises, and offering or otherwise providing auxiliary aids and services as, and when, required by the ADA. Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises or the Building; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Premises or the Building; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises or the Building. Tenant shall and hereby agrees to protect, defend (with counsel acceptable to Landlord) and hold Landlord and the other Indemnitees harmless and indemnify the Indemnitees from and against all liabilities, damages, claims, losses, penalties, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Tenant’s or Tenant’s Representatives’ violation or alleged violation of the ADA. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.

(k) CASp Disclosure: For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that (check one):

☐	To Landlord’s actual knowledge, the Premises have undergone inspection by a Certified Access Specialist (CASp).

If the Premises have undergone inspection by a CASp prior to the execution of this Lease and, to the best of Landlord’s knowledge, there have been no modifications or alterations completed or commenced between the date of the inspection and the date of this Lease which have impacted the Premises’ compliance with construction-related accessibility standards, Section 1938 requires Landlord to provide to Tenant, prior to execution of this Lease, a copy of any report prepared by the CASp. If, prior to the date of this Lease, the Premises were issued an inspection report by a CASp indicating that it meets applicable standards, as defined in paragraph (4) of subdivision (a) of California Civil Code Section 55.52, Landlord is required to provide a copy of the current disability access inspection certificate and any inspection report to Tenant that was not already provided pursuant to the foregoing sentence, within seven (7) days of the date of the execution of this Lease.

☒	To Landlord’s actual knowledge, the Premises have not undergone inspection by a CASp.

or

☐

To Landlord’s actual knowledge, the Premises have undergone inspection by a CASP but, to the best of Landlord’s knowledge, there have been intervening modifications or alterations completed or commenced which have impacted the Premises compliance with construction related accessibility standards.

California Civil Code Section 1938 states:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or Landlord may not prohibit the Tenant or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby agree that, during the Term of this Lease, as the same may be extended, Tenant shall be responsible for (i) the payment of the fee for any CASp inspection that Tenant desires, and (ii) making, at Tenant’s cost, any repairs necessary to correct violations of construction-related accessibility standards within the Premises provided that such repairs shall be in accordance with the terms of the Lease (as amended). Tenant hereby agrees that: any CASp inspecting the Premises shall be selected by Landlord; Tenant shall promptly deliver to Landlord any CASp report regarding the Premises obtained by Tenant; and Tenant shall keep information contained in any CASp report regarding the Premises confidential, except as may be necessary for Tenant or its agents to complete any repairs or correct violations with respect to the Premises that Tenant agrees to undertake. Tenant shall have no right to cancel or terminate the Lease (as amended) due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term of the Lease (as may be extended).

(l) Landlord’s Failure to Perform Repair and Maintenance Obligations: Tenant has advised Landlord that Tenant must maintain certain CLIA certifications relating to the Permitted Use of the Premises and that if Landlord fails to complete necessary repairs and/or maintenance to the Building that Landlord is obligated to perform under the terms and conditions of this Lease, such failure may invalidate Tenant’s certification (the “Certification”). Landlord shall have no liability to Tenant arising out of or in connection with Tenant’s inability to obtain or maintain such Certification. Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice to Landlord (the “First Notice”) of necessary repair and/or maintenance to the Premises that Landlord is obligated to perform under Section 14 of this Lease which are critical to Tenant’s maintenance of the Certification necessary for the Permitted Use of the Premises, and Landlord thereafter fails to perform such repair or maintenance within three (3) days after Landlord’s receipt of the First Notice from Tenant, then Tenant may, upon an additional three (3) days’ prior written notice to Landlord and opportunity to commence a cure, which notice must state in bold-faced, all capital letters “FAILURE TO COMMENCE A CURE WITHIN 3 DAYS FOLLOWING RECEIPT OF THIS NOTICE WILL RESULT IN THE EXERCISE OF SELF-HELP RIGHTS” (the “Second Notice”) perform Landlord’s repair or maintenance obligations the subject of Tenant’s notice. In no event shall Tenant be permitted to complete any maintenance or repair work to the structural portions of the Building or the roof of the Building or complete any replacements of a capital nature. If such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such three (3) day period following Landlord’s receipt of the Second Notice and Tenant elects to perform Landlord’s repair or maintenance obligations, then Tenant shall (subject to the below terms and conditions) be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable costs and expenses in taking such action within thirty (30) days after the date Landlord receives a bill therefor accompanied by invoices or other documentation to substantiate the amount paid by Tenant with a reasonably particularized breakdown of its costs and expenses in connection with taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building. In the event that Tenant exercises it self-help rights under this Section

14(l), Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, losses, costs, expenses, damages, awards and/or proceedings arising as a result of Tenant’s performance of its self-help rights (including, without limitation, personal injuries, damage to property and interference with use or occupancy of the Property by tenants or occupants of the Property or their invitees). The obligations set forth in this Section 14(l) shall survive the expiration of the Term of this Lease or the earlier termination thereof.

15.	Utilities and Services.

(a) Tenant shall contract for and pay for directly the cost of all water, sewer use, sewer discharge fees and sewer connection fees, gas, heat, electricity, refuse pickup, janitorial service, telephone and other utilities billed or metered separately to the Premises and/or for any such utility fees or use charges that are not billed or metered separately to Tenant, Tenant shall reimburse Landlord therefor pursuant to Paragraph 5 as an Operating Expense. Tenant further agrees to timely and faithfully pay, prior to delinquency, any amount, tax, charge, surcharge, assessment or imposition levied, assessed or imposed upon the Premises, or Tenant’s use and occupancy thereof.

(b) Landlord shall not be liable to Tenant for any interruption or failure of any utility services to the Building or the Premises which is not caused by the active negligence or willful acts of Landlord. Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of any such failure. Landlord shall make all repairs to the Premises required to restore such services to the Premises and the cost thereof shall be payable by Tenant pursuant to Paragraph 5 as a current Operating Expense, or as a capital expense which is amortized over its useful life (together with interest thereon) as an Operating Expense in accordance with terms and conditions set forth in Paragraph 5(b); provided, however, if such failure is caused by the active negligence or willful acts of Landlord, then Landlord shall bear such costs.

(c) In the event that Tenant is permitted and elects to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord’s reasonable discretion), Tenant shall within ten (10) business days following its receipt of written request from Landlord, provide Landlord with a copy of each requested invoice from the applicable utility provider. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, the “Energy Disclosure Requirements”), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including without limitation, prospective purchasers, lenders and Tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Paragraph shall survive the expiration or earlier termination of this Lease.

16. Liens. Tenant agrees to keep the Premises free from all liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Tenant shall give Landlord at least ten (10) calendar days prior written notice before commencing any work of improvement on the Premises, the contract price for which exceeds Ten Thousand Dollars ($10,000). Landlord shall have the right to post notices of non-responsibility with respect to any such work. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Property against the same, and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Property. If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one-half times the amount of such contested claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Property free from the effect of such lien or claim.

17.	Assignment and Subletting.

(a) Except as otherwise provided in this Paragraph 17, Tenant shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Tenant excepted) to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld or delayed, subject to the following provisions; provided, however, Tenant shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Tenant excepted) to occupy or use the Premises, or any portion thereof, if Tenant shall be in default under this Lease past any applicable cure period.

(b) Prior to any assignment or sublease which Tenant desires to make, other than a Permitted Transfer (as defined in Paragraph 17(f) below), Tenant shall provide to Landlord the name and address of the proposed assignee or sublessee, and true and complete copies of all documents relating to Tenant’s prospective agreement to assign or sublease, a copy of a current financial statement for such proposed assignee or sublessee, and any other relevant information requested by Landlord within five (5) days after receipt of notice of the proposed assignment or sublease and Tenant shall specify all consideration to be received by Tenant for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 17, the term “consideration” shall include all money or other consideration to be received by Tenant for such assignment or sublease. Within ten (10) days after the receipt of such documentation and other information, Landlord (1) shall notify Tenant in writing that Landlord elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; (2) shall notify Tenant in writing that Landlord refuses such consent, specifying reasonable grounds for such refusal; or (3) except with respect to a Permitted Transferee, if at the time Tenant requests that Landlord consent to an assignment or sublease Tenant has vacated the Premises and is not conducting on-going operations in the Building, Landlord may notify Tenant that Landlord elects to terminate this Lease, provided that with respect to a proposed sublease of a portion of the Premises, Landlord’s termination right shall apply only to the proposed sublease space, and specifying the effective date of termination which shall be the same as the commencement date of the proposed sublease. If Landlord elects to terminate this Lease pursuant to the foregoing provision, upon the effective date of termination, Landlord and Tenant shall each be released and discharged from any liability or obligation to the other under this Lease accruing thereafter with respect to the Premises or the portion thereof to which the termination applies, except for any obligations then outstanding and except for any obligations which survive the expiration or termination of this Lease by the express terms hereof, and Tenant agrees that Landlord may enter into a direct lease with such proposed assignee or sublessee without any obligation or liability to Tenant.

In deciding whether to consent to any proposed assignment or sublease, Landlord may take into account whether reasonable conditions have been satisfied, including, but not limited to, the following:

(1) In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in such a business, that the Premises, or the relevant part thereof, will be used in such a manner which complies with Paragraph 8 hereof entitled “Use” and Tenant or the proposed assignee or sublessee submits to Landlord documentary evidence reasonably satisfactory to Landlord that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of Union City;

(2) The proposed assignee or subtenant is a reputable entity or individual with sufficient financial net worth so as to reasonably indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner;

(3) If at the time of the proposed transfer, Landlord has substantially similar space available for rent in Union City Labs, the proposed assignee or subtenant is not a tenant of the Building or any other building in Union City Labs; and

(4) The proposed assignment or sublease is approved by Landlord’s mortgage lender if such lender has the right to approve or disapprove proposed assignments or subleases. Landlord shall use its good faith efforts to obtain such approval from its lender within ten (10) days after receipt by Landlord of Tenant’s written request for consent and the documentation and information referred to in the first sentence of Paragraph 17(b) above.

(c) As a condition to Landlord’s granting its consent to any assignment or sublease, except with respect to any Permitted Transferees, (1) Landlord may require that Tenant pay to Landlord, as and when received by Tenant, fifty percent (50%) of the amount of any excess of the consideration to be received by Tenant in connection with said assignment or sublease over and above the Monthly Base Rent and Additional Rent fixed by this Lease and payable by Tenant to Landlord, after deducting only (A) a standard leasing commission payable by Tenant in consummating such assignment or sublease, (B) the cost of reasonable tenant improvements performed specifically for the sublease and required to be made to the Premises to effectuate the sublease, provided that such improvements are performed in compliance with Paragraph 14(d) of this Lease, and (C) reasonable attorneys’ fees incurred by Landlord in negotiating and reviewing the assignment or sublease documentation; and (2) Tenant and the proposed assignee or sublessee shall demonstrate to Landlord’s reasonable satisfaction that each of the criteria referred to in subparagraph (b) above is satisfied.

(d) Each assignment or sublease agreement to which Landlord has consented shall be an instrument in writing in form reasonably satisfactory to Landlord, and shall be executed by both Tenant and the assignee or sublessee, as the case may be. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Landlord’s consent thereto shall not constitute a consent to any subsequent assignment or subletting by Tenant or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Landlord, agrees to perform all of the obligations of Tenant hereunder (to the extent such obligations relate to the portion of the Premises assigned or subleased), and that the termination of this Lease shall, at Landlord’s sole election, constitute a termination of every such assignment or sublease.

(e) In the event Landlord shall consent to an assignment or sublease, Tenant shall nonetheless remain primarily liable for all obligations and liabilities of Tenant under this Lease, including but not limited to the payment of rent.

(f) Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent and without any participation by Landlord in assignment and subletting proceeds, but with prior notice and documentation, as required pursuant to this Paragraph 17(f), provided to Landlord, sublet a portion or the entire Premises or assign this Lease to (i) a subsidiary, affiliate, division or corporation controlled or under common control with Tenant (“affiliate”); or (ii) to a successor corporation related to Tenant by merger, consolidation or reorganization, or to a purchaser of substantially all of Tenant’s assets (each such transaction referred to herein as a “Permitted Transfer” and each of the foregoing transferees referred to herein as a “Permitted Transferee”), provided that any such Permitted Transferee shall have a current verifiable net worth prior to the transfer at least equal to that of Tenant immediately prior to the effective date of the Permitted Transfer, or, if less, financial resources sufficient, in Landlord’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable. Tenant’s foregoing rights in this Paragraph 17(f) to assign this Lease or to sublease all or a portion of the entire Premises shall be subject to the following conditions: (1) Tenant shall not be in default hereunder past any applicable cure period; (2) in the case of an assignment or subletting to an affiliate, Tenant shall remain liable to Landlord hereunder if Tenant is a surviving entity; (3) the transferee or successor entity shall expressly assume in writing all of Tenant’s obligations hereunder; and (4) Tenant shall provide Landlord with prior notice of such proposed transfer and deliver to Landlord all documents reasonably requested by Landlord relating to such transfer, including but not limited to documentation sufficient to establish such proposed transferee’s current verifiable net worth prior to the transfer at least equal to that of Tenant as of the immediately prior to the effective date of the Permitted Transfer, or, if less, financial resources sufficient, in Landlord’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable.

(g) Neither the sale nor transfer of Tenant’s capital stock shall be deemed an assignment, subletting, or other transfer of this Lease or the Premises, provided, that in the event of the sale, transfer or issuance of Tenant’s securities to an affiliate or in connection with a transaction described in Paragraph 17(f), the conditions set forth in Paragraph 17(f) shall apply.

(h) Subject to the provisions of this Paragraph 17 any assignment or sublease (if such consent is required hereunder) without Landlord’s prior written consent shall at Landlord’s election be void. The consent by Landlord to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 17, including the requirement of Landlord’s prior written consent, with respect to any subsequent assignment or sublease. If Tenant shall purport to assign this Lease, or sublease all or any portion of the Premises, or permit any person or persons other than Tenant to occupy the Premises, without Landlord’s prior written consent (if such consent is required hereunder), Landlord may collect rent from the person or persons then or thereafter occupying the Premises and apply the net amount collected to the rent reserved herein, but no such collection shall be deemed a waiver of Landlord’s rights and remedies under this Paragraph 17, or the acceptance of any such purported assignee, sublessee, or occupant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained.

(i) Tenant shall not hypothecate or encumber its interest under this Lease or any rights of Tenant hereunder, or enter into any license or concession agreement respecting all or any portion of the Premises, without Landlord’s prior written consent which consent Landlord may grant or withhold in Landlord’s absolute discretion without any liability to Tenant. Tenant’s granting of any such encumbrance, license, or concession agreement shall constitute an assignment for purposes of this Paragraph 17.

(j) In the event of any sale or exchange of the Premises by Landlord and assignment of this Lease by Landlord, Landlord shall, upon providing Tenant with written confirmation that the assignee has assumed all obligations of Landlord under this Lease and Landlord has delivered any Security Deposit held by Landlord to Landlord’s successor in interest, be and hereby is entirely relieved of all liability under any and all of Landlord’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.

(k) Tenant hereby acknowledges that the foregoing terms and conditions are reasonable and, therefore, that Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

18.	Non-Waiver.

(a) No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing.

(b) No receipt of Landlord of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Landlord may accept checks or payments without prejudice to Landlord’s right to recover all amounts due and pursue all other remedies provided for in this Lease.

Landlord’s receipt of any rent or other payment from Tenant after giving notice to Tenant terminating this Lease shall in no way reinstate, continue, or extend the Lease term or affect the termination notice given by Landlord before the receipt of such rent or payment. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Landlord may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

19. Holding Over. Tenant shall vacate the Premises and deliver the same to Landlord upon the expiration or sooner termination of this Lease. In the event of holding over by Tenant after the expiration or termination of this Lease, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that in addition to the payment of Additional Rent, Tenant shall pay Landlord as Monthly Base Rent during such holdover an amount equal to the greater of (i) one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the term, or (ii) the then market rent for comparable research and development/office space. If such holdover is without Landlord’s written consent, Tenant shall be liable to Landlord for all costs, expenses, and consequential damages incurred by Landlord as a result of such holdover, including but not limited to damages resulting from Landlord’s inability to timely deliver possession of the Premises to a new tenant. The rental payable during such holdover period without Landlord’s written consent shall be payable to Landlord on demand.

20. Damage or Destruction.

(a) In the event of a total destruction of the Building during the term from any cause, Landlord may elect to terminate this Lease by giving written notice of termination to the Tenant within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Building or the Premises that are the subject of this Lease are destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof. If the Lease is not terminated, Landlord shall repair and restore the Premises in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent of the Premises which are the subject of this Lease shall be abated in accordance with Paragraph 20(d) below.

(b) In the event of a partial destruction of the Building or the Premises to an extent less than seventy-five percent (75%) of the replacement cost thereof, and (i) if Landlord reasonably believes that the damage thereto can be repaired, reconstructed, or restored within a period of two hundred seventy (270) days from the date of such casualty, (ii) there are at least twelve (12) months remaining in the term of this Lease or if there are less than twelve (12) months remaining in the term of this Lease, then Landlord reasonably believes that the damage thereto can be repaired, reconstructed, or restored within a period of ninety (90) days from the date of such casualty, and (iii) the casualty is from a cause which is insured under Landlord’s “all risk” property insurance, or is insured under any other coverage then carried by Landlord, then Landlord shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(d) below. If any of the foregoing conditions are not met, Landlord shall have the option of either repairing and restoring the Building and Improvements, or terminating this Lease by giving written notice of termination to Tenant within sixty (60) days after the casualty.

(c) Landlord’s election to repair and restore the Building and Improvements or to terminate this Lease, shall be made and written notice thereof shall be given to Tenant within sixty (60) days after the casualty. Notwithstanding the foregoing, (1) Tenant may terminate this Lease by written notice to Landlord if Landlord has not obtained all necessary governmental permits for the restoration and commenced construction of the restoration within ninety (90) days after the casualty; or (2) if Landlord elects to repair and restore the Building and Improvements under Paragraph 20(b) above, but the repairs and restoration are not substantially completed within three hundred sixty-five (365) days after the casualty plus the period of any force majeure delays (as defined in subparagraph (e)), Tenant may terminate this Lease by written notice to Landlord given within thirty (30) days after the expiration of said period of three hundred sixty-five (365) days after the casualty, provided that the repairs and restoration are not substantially completed prior to the receipt by Landlord of such notice of termination.

(d) In the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent and Additional Rent shall be abated proportionally in the ratio which the Tenant’s use of the Premises is impaired and Tenant does not use such portion of the Premises during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is substantially completed.

(e) With respect to any destruction of the Building and Improvements which Landlord is obligated to repair, or may elect to repair, under the terms of this Paragraph 20, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Landlord’s obligation to repair and restore the Building and Improvements shall include the Tenant Improvements referred to in Paragraph 13(b) up to the cost of the Tenant Improvement Allowance. Landlord’s time for completion of the repairs and restoration of the Building and Improvements referred to above shall be extended by a period equal to any delays (“force majeure delays”) caused by strikes, labor disputes, unavailability of materials, inclement weather, circumstances not within Landlord’s control, or acts of God.

(f) In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 20, the Monthly Base Rent and Additional Rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Landlord be liable to Tenant for any damages resulting to Tenant from the occurrence of such casualty, or from the repairing or restoration of the Building and Improvements, or from the termination of this Lease as provided herein, nor shall Tenant be relieved thereby from any of Tenant’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 20.

(g) Notwithstanding anything herein to the contrary, Landlord shall not be obligated to restore the Premises or the Building and shall have the right to terminate this Lease if (a) the holder of any mortgage fails or refuses to make insurance proceeds available for such repair and restoration, (b) zoning or other applicable laws or regulations do not permit such repair and restoration, or (c) the cost of repairing and restoring the Building would exceed fifty percent (50%) of the replacement value of the Building, whether or not the Premises is damaged or destroyed, provided the leases of all other tenants in the Building are similarly terminated.

(h) Notwithstanding anything herein to the contrary, if the Premises are destroyed or damaged and Landlord elects to terminate this Lease by giving written notice of termination to Tenant as permitted under this Paragraph 20, then Tenant may notify Landlord of its desire to repair and restore the Premises and thereafter, the parties agree to enter into good faith negotiations for a reasonable period of time for the repair and restoration of the Premises, at Tenant’s sole cost and expense, upon terms and conditions mutually acceptable to Tenant and Landlord. Any such agreement reached by Landlord and Tenant shall be subject to the approval of the holder of any mortgage and compliance with all zoning or other applicable Laws or regulations.

21. Eminent Domain.

(a) If the whole or any substantial part of the Property is taken or condemned by any competent public authority for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken shall be required for such use or purpose or the vesting of title in such public authority. Rent shall be apportioned as of the date of such termination. Any award arising from the condemnation of any portion of the Property or the settlement thereof shall belong to and be paid to Landlord. However, Tenant may file a separate claim at Tenant’s sole cost and expense for (i) leasehold improvements installed at Tenant’s expense or other property owned by Tenant, and (ii) reasonable costs of moving by Tenant to another location in Alameda County or surrounding areas within the San Francisco Bay Area. In all events, Landlord shall be solely entitled to any award with respect to the real property, including the bonus value of the leasehold.

(b) If there is a partial taking of the Property by eminent domain which is not a substantial part of the Property and the Premises remain reasonably suitable for continued use and occupancy by Tenant for the purposes referred to in Paragraph 8, Landlord shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, based on the extent to which Tenant’s use of the Premises is completely impaired thereafter (subject to subparagraph (c) below). If after a partial taking, the Premises are not reasonably suitable for Tenant’s continued use and occupancy for the uses permitted herein, Tenant may terminate this Lease effective on the earlier of the date title vests in the public authority or the date possession is taken. Subject to the provisions of Paragraph 21(a), the entire award for such taking shall be the property of Landlord.

(c) Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the Property or the Building is taken or condemned, then whether or not any portion of the Premises is taken or condemned, Landlord shall have the right to terminate this Lease as of the date title vests in the public authority.

22. Remedies. If Tenant fails to make any payment of rent or any other sum due under this Lease, and such failure continues for five (5) days after receipt by Tenant of written notice from Landlord; or if Tenant fails to comply with any term, provision or covenant of this Lease and does not cure such failure within fifteen (15) days after receipt by Tenant of written notice from Landlord or such shorter time period specified in this Lease (unless such default is incapable of cure within fifteen (15) days and Tenant commences cure within fifteen (15) days and thereafter diligently prosecutes the cure to completion within a reasonable time, not to exceed sixty (60) days); or if Tenant’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or if Tenant makes a general assignment for the benefit of its creditors; or if this Lease is rejected (i) by a bankruptcy trustee for Tenant, (ii) by Tenant as debtor in possession, or (iii) by failure of Tenant as a bankrupt debtor to act timely in assuming or rejecting this Lease; then any of such events shall constitute an event of default and breach of this Lease by Tenant and Landlord may, at its option, elect the remedies specified in either subparagraph (a) or (b) below. Any such rejection of this Lease referred to above shall not cause an automatic termination of this Lease. Whenever in this Lease reference is made to a default by Tenant, such reference shall refer to an event of default as defined in this Paragraph 22.

(a) Landlord may repossess the Premises and remove all persons and property therefrom. If Landlord repossesses the Premises because of a breach of this Lease, this Lease shall terminate and Landlord may recover from Tenant:

(1) the worth at the time of award of the unpaid rent which had been earned at the time of termination including interest thereon at a rate equal to the discount rate established by the Federal Reserve Bank of San Francisco for member banks, plus one percent (1%), or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, including interest thereon at a rate equal to the Federal discount rate plus one percent (1%) per annum, or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(3) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided discounted at the discount rate established by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); and

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s breach or by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(b) If Landlord does not repossess the Premises, then this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Tenant hereunder. For the purposes of this Paragraph 22, the following do not constitute a repossession of the Premises by Landlord or a termination of the Lease by Landlord:

(1) Acts of maintenance or preservation by Landlord or efforts by Landlord to relet the Premises; or

(2) The appointment of a receiver by Landlord to protect Landlord’s interests under this Lease.

(c) Landlord’s failure to perform or observe any of its obligations under this Lease or to correct a breach of any warranty or representation made in this Lease within thirty (30) days after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions or if more than thirty (30) days is required to cure the breach, Landlord’s failure to begin curing within the thirty (30) day period and diligently prosecute the cure to completion, shall constitute a default. If Landlord commits a default, Tenant’s sole remedy shall be to institute an action against Landlord for damages or for equitable or injunctive relief, but Tenant shall not have the right to punitive damages, consequential damages, rent abatement, offset against rent, or to terminate this Lease in the event of any default by Landlord and Tenant expressly waives the defense of constructive eviction.

(d) If this Lease provides for a postponement of any Monthly Base Rent, Additional Rent, a period of “free” rent, reduced rent, early occupancy, or other rent concession, such postponed rent, “free” rent, reduced rent or other rent concession shall be referred to herein as the “Abated Rent”. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. Accordingly, if an event of default by Tenant shall occur that results in termination of this Lease, then the unamortized portion of the Abated Rent (amortized over the initial Term of this Lease) shall immediately become due and payable in full and this Lease shall be enforced as if there were no such Rent abatement or other Rent concession as to such unamortized portion. In such case the unamortized portion of the Abated Rent shall be calculated by multiplying the total Abated Rent by a fraction, the numerator of which is the number of unexpired months remaining on the initial Lease term as of the date of termination of the Lease and the denominator of which is the total number of months remaining on the initial Term as of the date of termination of the Lease, based on the full initial Rent payable under the Lease. Notwithstanding the foregoing, if Tenant shall cure the default within the applicable cure period as set forth in this Lease and the Lease has not been terminated, the Abated Rent shall be reinstated.

(e) All covenants and agreements to be performed by Tenant under this Lease shall be at its sole cost and expense and without abatement of rent or other sums due under this Lease, unless otherwise specified in this Lease. If Tenant shall fail to pay any sum of money required to be paid by Tenant under this Lease or shall fail to perform any other act on Tenant’s part to be performed under this Lease within the time periods described in the first paragraph of Paragraph 22(a), Landlord may, but shall not be obligated so to do and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. All sums paid by Landlord, whether to fulfill Tenant’s unfulfilled payment obligations, to perform Tenant’s unfulfilled performance obligations, or to compel Tenant to fulfill or perform its obligations under this Lease, and all incidental costs, including attorneys’ fees, plus an administrative fee of five percent (5%) of all amounts so expended by Landlord, shall be deemed additional rent hereunder and shall be payable to Landlord upon demand.

23. Tenant’s Personal Property. If any personal property of Tenant remains on the Premises after (1) Landlord terminates this Lease pursuant to Paragraph 22 above following an event of default by Tenant, or (2) after the expiration of the Lease Term or after the termination of this Lease pursuant to any other provisions hereof, Landlord shall give written notice thereof to Tenant pursuant to applicable law. Landlord shall thereafter release, store, and dispose of any such personal property of Tenant in accordance with the provisions of applicable law.

24. Notices. All notices required under the Lease and other information concerning this Lease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, by overnight courier. In addition, the Landlord may, in its sole discretion, send such Communications to the Tenant electronically, or permit Tenant to send such Communications to the Landlord electronically, in the manner described in this Paragraph.

Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses on the signature page of this Lease, or to such other addresses as the Landlord and Tenant may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

Such Communications may be sent electronically by the Landlord and Tenant (i) by transmitting the Communication to the electronic address provided by the Tenant or to such other electronic address as the Tenant may specify from time to time in writing, or (ii) by posting the Communication on a website and sending the Tenant a notice to the Tenant’s postal address or electronic address telling the Tenant that the Communication has been posted, its location, and providing instructions on how to view it. Communications sent electronically to the Tenant will be effective when the Communication, or a notice advising of its posting to a website, is sent to the Tenant’s electronic address.

25. Estoppel Certificate. Tenant shall within ten (10) business days following request by the Landlord, execute and deliver to the Landlord an estoppel certificate (1) certifying that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) stating the date to which the rent and other charges are paid in advance, if at all; (3) stating the amount of any Security Deposit held by Landlord; (4) acknowledging that there are not, to the Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults; and (5) any other provisions reasonably requested by Landlord.

26. Signage. Tenant shall have the use the entire monument sign for the Building for Tenant’s sign. If Tenant selects a design option with the main Building entry at the center of the Building, Landlord shall install a new monument sign at such entry for Tenant’s exclusive use, but only so long as Tenant occupies the entire Premises. All monument signage at the Building shall be provided by Landlord at Landlord’s sole cost and expense. Tenant may place Tenant’s vinyl lettering signage on the glass near the front door entrance to the Building and in the interior of the Building, subject to Landlord’s reasonable requirements and consent and subject to the requirements of the City of Union City. All of Tenant’s signage shall comply with the City of Union City sign ordinances and regulations and shall be subject to Landlord’s approval as to the specific location, size and design thereof. The cost of the installation of Tenant’s signage on the glass near the front entrance to the Building and within the interior of the Building shall be paid by Tenant. Any additional signage shall be subject to Landlord’s prior approval and, if approved, shall be installed at Tenant’s expense.

27. Real Estate Brokers. Tenant’s broker is Kidder Mathews (“Tenant’s Broker”) and Landlord’s broker is Kidder Mathews (“Landlord’s Broker” and collectively with Tenant’s Broker, the “Brokers”). Landlord shall pay a leasing commission to the Brokers pursuant to a separate agreement. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease other than Tenant’s Broker and Landlord’s Broker and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

28. Parking. Tenant shall have the right to the nonexclusive use of two hundred seventy-nine (279) unreserved on-site vehicular parking spaces on the Land at no additional cost to Tenant in the parking area for the Building and nearby parking areas in Union City Labs, provided that if the City of Union City requires that the number of striped parking spaces located at Union City Labs to be reduced to conform to maximum parking allowances adopted by the City of Union City, and so long as such requirement was not triggered by Landlord, the number of parking spaces identified in the first sentence of this Section shall be proportionately reduced. Parking shall be subject to such reasonable rules and regulations for such parking facilities which may be established or altered by Landlord at any time from time to time during the Lease Term. Vehicles of Tenant or its employees shall not park in driveways or occupy parking spaces or other areas reserved for deliveries, or loading or unloading.

29. Subordination; Attornment.

(a) This Lease, without any further instrument, shall at all times be subject and subordinate to the lien of any and all ground or underlying leases, mortgages and deeds of trust which may now or hereafter be placed on, against or affect Landlord’s estate in the real property of which the Premises form a part, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from the beneficiary of any deed of trust executed by Landlord as trustor as of the date of this Lease; such SNDA to be on such beneficiary’s form and reasonably satisfactory to Tenant. Landlord’s failure to obtain such SNDA shall not be default of Landlord under this Lease.

(b) In confirmation of such subordination, Tenant covenants and agrees to execute and deliver within ten (10) business days of Landlord’s request any certificate or other instrument which Landlord may reasonably deem proper to evidence such subordination in commercially reasonable form (which document recognizes Tenant’s rights under this Lease), without expense to Tenant; provided, however, that if any person or persons purchasing or otherwise acquiring the real property of which the Premises form a part by any sale, sales and/or other proceedings under such mortgages and/or deeds of trust, shall elect to continue this Lease in full force and effect in the same manner and with like effect as if such person or persons had been named as Landlord herein, then this Lease shall continue in full force and effect as aforesaid, and Tenant hereby attorns and agrees to attorn to such person or persons in writing upon request.

(c) If Tenant is notified in writing of Landlord’s default under any deed of trust affecting the Premises and if Tenant is instructed in writing by the party giving notice to make Tenant’s rental payments to such beneficiary, Tenant shall comply with such request without liability to Landlord (and with full credit of any amounts paid to such party by Tenant to the corresponding amounts owed to Landlord) until Tenant receives written confirmation that such default has been cured by Landlord and that the deed of trust has been reinstated.

30. No Termination Right. Except in a claim for eviction, Tenant shall not have the right to terminate this Lease as a result of any default by Landlord, and Tenant’s remedies in the event of a default by Landlord shall be limited to the remedy set forth in Paragraph 22(c).

31. Landlord’s Entry. Except in the case of an emergency and except for permitted entry during Tenant’s normal working hours, both of which may occur without prior notice to Tenant, but subject Tenant’s reasonable security/control procedures for its CLIA operations, Landlord and Landlord’s agents shall provide Tenant with at least one business day notice prior to entry of the Premises. Landlord may enter the Premises for any reasonable purpose related to Landlord’s ownership and operation of the Property. Such entry by Landlord and Landlord’s agents shall not impair Tenant’s operations more than reasonably necessary. Landlord may enter the Premises at any time without prior notice to Tenant if the Premises are vacant, if Tenant is no longer conducting its ordinary business at the Premises, or if Tenant has made a general assignment for the benefit of creditors.

32. Attorneys’ Fees. If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Premises (including litigation, or a proceeding in a bankruptcy court), the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

33. Quiet Enjoyment. Upon payment by Tenant of the rent for the Premises and the observance and performance of all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed under this Lease within applicable notice and cure periods, Tenant shall have quiet enjoyment and possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

34. Financial Information. Tenant represents and warrants to Landlord that all financial and other information that it has provided to Landlord prior to the date of this Lease is true, correct and complete. Within fourteen (14) days of Landlord’s written request therefor (but no more often than once per calendar year), Tenant shall promptly furnish to Landlord an audited financial statement with respect to Tenant for its most recent fiscal year prepared in accordance with generally accepted accounting principles and certified to be true and correct by Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet, income statement and unaudited financial statement and/or such other information, the type and form of which are acceptable to Landlord in Landlord’s reasonable discretion, which reflects the financial condition of Tenant. Landlord shall keep Tenant’s financial information and statement confidential and use such financial information or statements only for the purpose in connection with this Lease.

35. SDN List. Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals that constitute Tenant, that may own or control Tenant, or that may be owned or controlled by Tenant (in all cases, other than through the ownership of publicly traded, direct or indirect ownership interests) (each a “Subject Tenant Party”) are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) for the purpose of identifying suspected terrorists or on the most current list published by the OFAC at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list which identifies an “Specially Designated National” or “blocked person” (either of which are referred to herein as a “SDN”). If at any time during the Lease Term Landlord discovers that Tenant has breached the foregoing representations and warranties, or Landlord reasonably believes that Tenant or any Subject Tenant Party is in violation of any laws relating to terrorism or money laundering or that Tenant or any Subject Tenant Party is identified as an SDN, Tenant shall be deemed in default under this Lease following three (3) days written notice from Landlord to Tenant unless, within such three day period, Tenant delivers written evidence, reasonably acceptable to Landlord, that Tenant is not in violation of such laws or that Tenant (or the Subject Tenant Party, as applicable) is not a person or entity identified as an SDN. Except as otherwise expressly provided in the foregoing sentence, and without further notice, any default by Tenant under this Paragraph 35 shall be deemed an incurable default by Tenant and, in addition to any other rights and remedies that Landlord may have upon such default, Landlord shall also have the right to immediately terminate this Lease upon written notice to Tenant and recover possession of the Premises.

36. Sustainable Practices for the Building. Landlord and Tenant acknowledge and agree that Landlord is committed to employing sustainable operating and maintenance practices for the Building. Tenant shall fully cooperate with Landlord in any reasonable programs in which Landlord may elect to participate relating to the Building’s (i) energy efficiency, management and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council (“Green Energy Programs”). All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord. Tenant affirms its support of these practices, and agrees to cooperate with Landlord by implementing reasonable conservation practices. Periodically, Landlord may offer additional examples, guidance and practices related to energy conservation measures, which Tenant agrees to consider for implementation. Notwithstanding anything herein to the contrary, Tenant shall not be restricted from operating its business in the fashion and manner which it deems appropriate for itself, in accordance with the Use provisions of this Lease. Should any specific practice(s) proposed by Landlord be deemed to be inconsistent with Tenant’s business operations, Tenant shall so advise Landlord in writing as its reason for declining to implement such specific practice(s).

37. Intentionally Deleted.

38. Intentionally Deleted.

39. Landlord’s Renovations. Except as otherwise expressly set forth herein, it is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, the Property or any part thereof and that no representations respecting the condition of the Property, Premises or the Building except as specifically set forth herein, or the areas in the vicinity of the Property have been made by Landlord to Tenant. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Property and/or the Building, including, without limitation, the parking areas, Common Areas, systems and equipment, roof, and structural portions of the same. In connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Building, and limit or temporarily eliminate access to portions of the Property, including portions of the Common Areas, or perform work in the Premises or the Building, as applicable, which work may create noise, vibrations, dust or leave debris in the Building and/or the Premises. In connection with such Renovations, Landlord may enter the Premises at reasonable times and upon reasonable notice to Tenant, to construct such Renovations; provided, however, that Landlord agrees to perform any highly disruptive portion of the Renovations in the Premises during non-business hours. The scope and extent of such Renovations shall be determined by Landlord in its sole discretion. Certain areas, including areas of the Property and parking are that are currently being used by tenants of the Building, including by Tenant, may be temporarily unavailable for use by tenants of the Building, including Tenant, during portions of the Renovations. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Building and the Premises when performing such Renovations. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

40. General Provisions. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Landlord and Tenant, and neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(b) Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Tenant’s interest in this Lease.

(c) The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

(d) This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.

(e) This Lease shall be governed by and construed pursuant to the laws of the State of California.

(f) Recourse by Tenant for breach of this Lease by Landlord shall be expressly limited to the amount of Landlord’s interest in the Property and the rents, issues, insurance, condemnation, and sales proceeds actually received by Landlord, and profits therefrom, and in the event of any such breach or default by Landlord, Tenant hereby waives the right to proceed against any other assets of Landlord or against any other assets of any manager, member, officer, partner, director, principal, trustee, beneficiary, employee or agent of Landlord, unless Tenant brings a successful action to pierce the corporate veil of Landlord relating to the liability under this Lease. In the event of a breach of default of this Lease by Tenant, Landlord hereby waives the right to proceed against any assets of any manager, member, officer, partner, director, principal, trustee, beneficiary, employee or agent of Tenant, unless Landlord brings a successful action to pierce the corporate veil of Tenant relating to the liability under this Lease.

(g) Any provision or provisions of this Lease which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(h) This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

(i) Each party represents to the other that the person signing this Lease on its behalf is properly authorized to do so, and in the event this Lease is signed by an agent or other third party on behalf of either Landlord or Tenant, written authority to sign on behalf of such party in favor of the agent or third party shall be provided to the other party hereto either prior to or simultaneously with the return to such other party of a fully executed copy of this Lease.

(j) No binding agreement between the parties with respect to the Premises shall arise or become effective until this Lease has been duly executed by both Tenant and Landlord and a fully executed copy of this Lease has been delivered to both Tenant and Landlord.

(k) Tenant acknowledges that the terms and conditions of this Lease constitute confidential information of Landlord. Tenant shall, not disclose the contents of this Lease, lease proposals, lease drafts, or other documentation containing the terms, identity of the parties, details or conditions contained herein in any manner to any third party without obtaining the prior written consent of the Landlord, except to the attorneys, accountants, brokers, lenders, investors, potential investors, potential business or merger partners, potential subtenants and assignees, or other authorized business representatives or agents of the parties, or except to the extent required to comply with applicable laws, including any filings by Tenant pursuant to state or federal securities laws. Tenant shall not make any public announcement of the consummation of this Lease transaction without the prior approval of the Landlord.

(l) Except as provided in Paragraph 22(c), the rights and remedies that either party may have under this Lease or at law or in equity, upon any breach, are distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them shall be deemed to be exclusive of any other.

(m) Tenant waives any claim for consequential damages which Tenant may have against Landlord for breach of or failure to perform or observe the requirements and obligations created by this Lease.

(n) Landlord and Tenant each agree to and they hereby do, to the maximum extent permitted by law, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, and any statutory remedy.

(o) This Lease shall not be recorded.

(p) Whenever this Lease requires an approval, consent, determination, selection or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

41. Counterparts; Electronic Signatures. This Lease may be executed in any number of counterparts, each of which, when so executed by a party, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Electronic transmission signatures of any of the parties shall be deemed to be original signatures in connection with the execution of this Lease or any modification of this Lease.

42. Amendments. This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

43. Satellite Dish.

(a) Generally. During the Term so long as this Lease is in full force and effect and Tenant is not in default under this Lease beyond expiration of all applicable notice and cure periods, Landlord hereby grants to Tenant free of additional charge (but subject to the terms herein) a non-exclusive license to install, maintain and operate on the roof of the Building, at Tenant’s sole cost and expense, one (1) satellite dish and related required equipment, including necessary cables (collectively, the “Satellite Dish”), the size (not to exceed eighteen (18) inches in diameter in any event), type, weight, design and exact location (if any location is then available) of which shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld. In connection with any such request for approval, Tenant shall deliver to Landlord plans and specifications setting forth with specificity the size, weight, design and proposed location of the Satellite Dish. Tenant shall ensure that the Satellite Dish is not visible from the ground, and, if the Satellite Dish will be visible from the ground, Landlord may require that the Satellite Dish, at Tenant’s sole cost and expense, be painted to match the roof and properly screened so as to minimize visibility. The installation, maintenance and operation of the Satellite Dish shall be in accordance with the terms of this Lease, including, without limitation, the Rules and Regulations. Tenant shall ensure that the Satellite Dish is installed, maintained and operated in accordance with all Laws, including, without limitation, by obtaining all Federal Communications Commission and other licenses, permits or approvals required to operate the Satellite Dish, and Tenant shall promptly repair any damage to the Park (including, without limitation, the roof of the Building) caused in connection with the Satellite Dish. The Satellite Dish is and shall remain the property of Tenant, and Landlord and Tenant agree that the Satellite Dish is not, and installation of the Satellite Dish shall not cause the Satellite Dish to become, a fixture pursuant to this Lease or by operation of Law. The Satellite Dish shall be used solely in connection with Tenant’s permitted business operations in the Premises, and Tenant shall not receive any income from any third-party for the use of the Satellite Dish, otherwise use the Satellite Dish to generate revenue, or permit any service provider for the Satellite Dish to solicit business of other tenants or occupants of the Park.

(b) Operation. Tenant shall be responsible for the operation, repair and maintenance of the Satellite Dish at Tenant’s sole cost and expense, and upon the expiration or earlier termination of this Lease, Tenant shall remove the Satellite Dish, promptly repair any and all damage caused as a result of such removal, and restore all affected areas to their original condition existing immediately prior to the installation of the Satellite Dish, reasonable wear and tear excepted. Tenant shall use the roof of the Building solely for the operation of the Satellite Dish as set forth herein and for no other purpose. Tenant agrees to operate the Satellite Dish in such a manner so as not to materially interfere with or impair the operation of other satellite dish or other telecommunication equipment of Landlord or other tenants or occupants of the Park. If Tenant’s use of the Satellite Dish causes such interference or impairment, Tenant shall, at its sole cost and expense, promptly eliminate such condition by relocating (subject to obtaining Landlord’s prior written approval in accordance with the terms hereof) the Satellite Dish or, if such relocation would not eliminate such condition, removing the Satellite Dish in accordance with the terms herein. If Landlord repairs or replaces the roof of the Building, Tenant shall relocate the Satellite Dish to another location to be mutually agreed upon by the Parties, or remove the Satellite Dish if no such other location is available, in either case at Tenant’s sole cost and expense, within ten (10) business days after written request from Landlord. Tenant shall be able to return the Satellite Dish to its original location on the roof or another mutually acceptable location, at Tenant’s sole cost and expense, after the completion of such repair or replacement. Tenant shall notify Landlord prior to accessing the roof so that Landlord may have its representative(s) present in connection with any such access. Tenant shall obtain Landlord’s prior written consent to any roof penetrations and any such penetrations permitted by Landlord shall be performed by Landlord’s contractors at Tenant’s sole cost and expense.

(c) Limitations. Landlord assumes no liability or responsibility for interference with the Satellite Dish, Tenant acknowledges and agrees that its installation, maintenance, operation and removal of the Satellite Dish is at its sole risk, and Tenant hereby absolves and fully releases Landlord from any and all cost, loss, damage, expense, liability, and causes of action, whether foreseeable or not, from any cause whatsoever, that Tenant may suffer to the Satellite Dish or that Tenant or any other party may suffer in connection with the Satellite Dish. The Satellite Dish shall be included within the coverage of all insurance policies required to be maintained by Tenant under this Lease. Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all Claims in any way arising or resulting from or in connection with the Satellite Dish, and Tenant shall not permit any action or inaction in connection with the Satellite Dish to void any warranty for the roof of the Building. The rights respecting the Satellite Dish created in this Paragraph 43 are personal to BillionToOne and its Permitted Transferees only, and shall not be exercisable by any assignee, subtenant or other transferee of or successor to any portion of the BillionToOne’s interest under this Lease or to the Premises, nor shall the Satellite Dish be used by any person who is not an occupant of the Premises.

IN WITNESS WHEREOF, the Landlord and Tenant have duly executed this Lease as of the date first set forth herein.

“LANDLORD”

WHIPPLE ROAD PORTFOLIO, LLC, a Delaware limited liability company

By: HSRE-TARLTON III, its sole member

By: TPI INVESTORS 19, a member

By: TARLTON PROPERTIES, INC., its manager

By:	/s/ Elizabeth Krietemeyer
Elizabeth Krietemeyer
Senior Vice President

“TENANT”

BillionToOne, Inc.
a Delaware corporation

By:	/s/ Oguzhan Atay

Its:	Chief Executive Officer

By:

Its:

Address: The Premises

EXHIBIT A

LEGAL DESCRIPTION

Real property in the City of Union City, County of Alameda, State of California, described as follows:

PARCEL ONE:

LOTS 1, 2, 3 AND 4 OF PARCEL MAP NO. 7543 FILED APRIL 13, 2001 IN BOOK 256 OF MAPS AT GAGES 35-39, INCLUSIVE, ALAMEDA COUNTY RECORDS.

PARCEL TWO:

NON-EXCLUSIVE EASEMENTS FOR ACCESS, PARKING, UTILITIES, DRAINAGE AND TEMPORARY CONSTRUCTION AND STORAGE OF MATERIALS AND EQUIPMENT APPURTENANT TO PARCEL ONE AS DESCRIBED IN AND UPON THE TERMS AND CONDITIONS SET FORTH IN THE DECLARATION OF EASEMENTS AND COVENANTS BY PRINCIPAL DEVELOPMENT INVESTORS, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, RECORDED APRIL 13, 2001, SERIES NO. 2001-124405, OFFICIAL RECORDS.

PARCEL THREE:

A NON-EXCLUSIVE EASEMENT FOR SLOPE AND EROSION CONTROL MAINTENANCE PURPOSES APPURTENANT TO PARCELS ONE AND TWO AS RESERVED BY PATRICIAN ASSOCIATES, INC., A CALIFORNIA CORPORATION IN THE GRANT DEED FROM SAID

PATRICIAN ASSOCIATES, INC., TO STANDARD PACIFIC CORP., A DELAWARE CORPORATION RECORDED JANUARY 28, 2000,

SERIES NO. 2000-25883 ALAMEDA COUNTY OFFICIAL RECORDS, OVER AND ACROSS THE NORTHERLY 12 FEET OF “RESULTANT PARCEL A” SAID RESULTANT PARCEL A BEING DESCRIBED AS FOLLOWS:

RESULTANT PARCEL A, PARCEL MAP 5162, PURSUANT TO LOT LINE ADJUSTMENT, RECORDED SEPTEMBER 28, 1999, SERIES NO. 99368595, OFFICIAL RECORDS, DESCRIBED AS FOLLOWS:

A PORTION OF PARCEL “A” AS SHOWN ON PARCEL MAP 5162 FILED DECEMBER 8, 1998 IN BOOK 180 OF MAPS AT PAGE 58, ALAMEDA COUNTY RECORDS, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST SOUTHERLY CORNER OF SAID PARCEL “A”, SAID POINT BEING ON THE NORTHEASTERLY LINE OF PARCEL “B” AS SHOWN ON THAT MAP OF TRACT 4127, FILED FOR RECORD IN BOOK 115 OF MAPS AT RAGE 30, ALAMEDA COUNTY RECORDS; THENCE FROM SAID POINT OF BEGINNING, ON THE SOUTHWESTERLY LINE OF SAID PARCEL “A”, NORTH 42° 49’ 28” WEST, 602.70 FEET TO THE NORTHEASTERLY CORNER OF SAID PARCEL “B”, THENCE SOUTH 49° 03’ 29” WEST, 15.01 FEET TO THE SOUTHWESTERLY LINE OF SAID PARCEL “A”; THENCE ON SAID LINE NORTH 42° 49’ 28” WEST, 323.13 FEET; THENCE LEAVING SAID SOUTHWESTERLY LINE, NORTH 82° 46’ 54” EAST, 619.22 FEET TO THE EASTERLY LINE OF SAID PARCEL “A”; THENCE ON SAID LINE, SOUTH 16° 35’ 30” EAST, 93.92 FEET TO A TANGENT CURVE TO THE LEFT; THENCE ON SAID CURVE WITH A RADIUS OF 538.00 FEET, THROUGH A CENTRAL ANGLE OF 30° 49’ 36” FOR AN ARC DISTANCE OF 289.46 FEET TO THE MOST NORTHERLY CORNER OF THE LANDS OF THE CITY OF UNION CITY AS SHOWN ON SAID PARCEL MAP; THENCE SOUTH 23° 10’ 46” WEST, 40.47 FEET; THENCE SOUTH 04° 22’ 23” WEST, 114.54 FEET TO A TANGENT CURVE TO THE LEFT; THENCE ON SAID CURVE WITH A RADIUS OF 50.00 FEET THROUGH A CENTRAL ANGLE OF 26° 03’ 56” FOR AN ARC DISTANCE OF 22.75 FEET, THENCE SOUTH 21° 41’ 33” EAST, 66.59 FEET; THENCE SOUTH 40° 58’ 20” WEST, 236.96 FEET TO THE POINT OF BEGINNING.

EXHIBIT A

EXHIBIT B

Union City Labs

•	3200 Whipple Rd

•	3240 Whipple Rd

•	3242 Whipple Rd

•	3280 Whipple Rd

EXHIBIT B

EXHIBIT C

Floor Plan of Premises

EXHIBIT C

EXHIBIT D

Commencement Memorandum

EXHIBIT D

EXHIBIT E

Tenant’s Hazardous Materials

EXHIBIT E

EXHIBIT F

Work Letter

This Work Letter (“Work Letter”) sets forth the terms and conditions relating to the construction of Tenant Improvements for the Premises. All references in this Work Letter to the Lease shall mean the relevant portions of the Lease between WHIPPLE ROAD PORTFOLIO, LLC, a Delaware limited liability company, as Landlord, and BillionToOne, Inc., a Delaware corporation, as Tenant, for the Premises to which this Work Letter is attached as Exhibit F (the “Lease”).

In consideration of the mutual covenants contained below, Landlord and Tenant agree as follows:

1. Definitions. For purposes of this Work Letter, (i) capitalized terms not defined in this Work Letter but defined in the Lease shall have the same meaning ascribed to such terms in the Lease and (ii) other terms used in this Work Letter shall have the meaning ascribed to such term as set forth in this paragraph 1 or elsewhere in this Work Letter.

a. “Tenant Improvements” shall mean the work and improvements to be performed by Landlord as shown on the Construction Drawings (as hereinafter defined). All such work shall be performed by Landlord at Tenant’s sole cost and expense, subject to reimbursement in the amount of the Tenant Improvement Allowance (as hereinafter defined).

b. “Budget” shall mean the initial budget for the Tenant Improvements attached as Exhibit “F-2” to the Lease.

c. “Substantially Completed” or “Substantial Completion” shall mean Landlord has completed the Tenant Improvements and received the final sign-off and any required certificate of occupancy by the applicable authorities that allows the Premises to be occupied, subject only to items which need correction or completion and are of a nature and degree as to typically appear on a construction project punch list (“Punch List Items”) and excluding Tenant’s installation of its trade fixtures, furniture, equipment, cabling, telecommunications and similar alterations within the Premises, which installation shall be Tenant’s responsibility, at Tenant’s cost. Within five (5) business days after Substantial Completion, Landlord and Tenant shall perform a joint walk-through of the Premises and mutually and reasonably identify in a written statement executed by each of them (“Punch List”) the remaining Punch List Items. Landlord shall cause the Punch List Items to be corrected or completed as soon as reasonably possible.

2. Base, Shell and Core. Subject to completion of Landlord Improvement and Section 2(a) of the Lease, Tenant hereby accepts the base, shell and core of the Premises (collectively, the “Base, Shell and Core”), in its current “AS IS” condition existing as of the date of the Lease and the Commencement Date. Except with respect to the Landlord Improvements set forth in Paragraph 13(a) of the Lease and the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations

EXHIBIT F-1

or improvements to the Premises, the Building or the Park. Tenant acknowledges and agrees that neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Premises for the conduct of Tenant’s business or for any other purpose, including without limitation, any storage incidental thereto. Any exception to the foregoing provisions must be made by express written agreement by both parties.

3. Construction Drawings for the Premises. Prior to the execution of this Lease, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Premises, which space plan is attached hereto as Schedule 1 (the “Final Space Plan”). Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Property’s standard tenant improvement items, as determined by Landlord. Within seven (7) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such seven (7) business day period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings”. Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto except in accordance with Section 4(c) below. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings.”

4. Design Process/Working Drawings.

a. Architect and Contractor. Upon execution of the Lease, Landlord will retain the services of an architect (“Architect”) and Dome Construction (the “Contractor”). Any contract with Contractor to construct the Tenant Improvements shall be based upon a stipulated sum or guaranteed maximum price. The contract with the Architect shall not impose limitations of liabilities for its errors or omissions less than $2,000,000 and any such contracts with the Contractor shall be not based upon time and materials without a guaranteed maximum price. All contracts shall provide customary warranties of not less than one (1) year from completion of the Tenant Improvements.

EXHIBIT F-2

b. Commencement of Construction. At such time as all necessary governmental permits and other required approvals have been obtained by Landlord, Landlord shall commence construction of and, once commenced, shall diligently pursue the completion of the Tenant Improvements substantially in compliance with the Construction Drawings, the Budget and this Work Letter. Following completion of the Construction Drawings, Landlord shall apply for and diligently pursue all permits and other required approvals for the Tenant Improvements. Prior to the execution of the Lease, Landlord and Tenant approved a preliminary schedule for the Tenant Improvements, which is attached to the Lease as Exhibit F-3 (the “Schedule”). Landlord shall construct the Excluded Work in a manner that will not materially interfere with Tenant’s use of the Premises or its business activities conducted from the Premises. Landlord shall schedule the portion of the Excluded Work consisting of installation of permanently installed casework in the laboratory portion of the Premises, power upgrades, and such other work which the parties mutually agree would be disruptive to Tenant at least one (1) week prior to performing such work and shall perform such disruptive portion of the Excluded Work after normal business hours. For purposes of this Paragraph 4(b) only, “normal business hours” shall mean 7:00am – 11:30pm Monday through Friday and 9:00am to 5:00pm on Saturday.

c. Change Orders. Landlord’s approval is required in advance of all changes to, and deviations from, the Construction Drawings (each a “Change Order”); which approval shall not be unreasonably withheld, conditioned or delayed, but may be withheld in Landlord’s sole discretion if such change or modification would: (i) be of a quality lower than the quality of the standard tenant improvement items for the Building; (ii) materially increase the expected date of Substantial Completion for (y) the Tenant Improvements excluding the Excluded Work or (z) the Excluded Work; and/or (iii) require any changes to the base, shell and core or structural improvements or systems of the Building. In the event that Tenant requests any Change Order (which Landlord approves) which increases the cost to construct the Tenant Improvements above the Tenant Improvement Allowance (and, if properly requested by Tenant pursuant to Section 5(c), the Additional Allowance), such increased cost shall become part of the Excess Cost (as hereinafter defined) and shall be paid by Tenant to Landlord within ten (10) days of receipt of Landlord’s invoice.

5. Tenant Improvement Allowance; Additional Allowance.

a. Landlord shall contribute up to, but not exceeding One Hundred Ninety and 00/100 Dollars ($190.00) pre rentable square foot of the Premises (i.e., up to Seventeen Million One Hundred Thousand and 00/100 Dollars ($17,100,000.00)), for costs relating to the initial design and construction of the Tenant Improvements (the “Tenant Improvement Allowance”). The Tenant Improvement Allowance shall be used to pay for the cost of (i) the Construction Drawings for the Tenant Improvements within the Premises, (ii) engineering required in connection with the performance of such work, (iii) all permit fees required by any administrative or governmental agency in connection with the performance of the Tenant Improvements or other costs expended in obtaining approvals and permits, (iv) actual contractor costs and charges for materials, supplies and labor, contractor’s profit, overhead and general conditions, (v) any other costs incurred in connection with the hard and soft costs of construction of the Tenant Improvements, including without limitation, any costs, fees and expenses associated with any modifications, improvements or alterations to the Premises,

EXHIBIT F-3

Building, the Common Areas and/or Park required to comply with Laws arising from the Tenant Improvements; (vi) built-in furniture which are fixtures are remain in the Premises at the end of the Term, (vii) data cabling, and (viii) Change Orders. Tenant shall be solely responsible for all costs of Tenant Improvements in excess of the Tenant Improvement Allowance. Prior to the execution of the Lease, Landlord and Tenant approved a preliminary budget for the Tenant Improvements, which is attached to the Lease as Exhibit F-2 (the “Budget”). The amount by which the estimated costs of the Tenant Improvement exceed the Tenant Improvement Allowance shall mean the “Excess Cost” and the percentage amount of the Excess Cost divided by the Budget shall mean the “Percentage Contribution”.

b. The cost of the Tenant Improvements shall be paid on a pari passu basis as follows: No more often than once per month, Landlord shall deliver to Tenant a written demand for payment of the Excess Cost together with all invoices paid by Landlord for labor rendered and materials delivered with respect to the applicable payment request. Within thirty (30) days following receipt of such demand, Tenant shall pay its Percentage Contribution of the amount of labor rendered and materials delivered as shown on the invoices; provided however, if the Tenant Improvement Allowance is exhausted, Tenant shall pay for the entire amount of the labor rendered and materials delivered.

c. Tenant shall have the option of increasing the Tenant Improvement Allowance up to an additional $45.00 per rentable square foot of the Premises (i.e., up to an additional Four Million Fifty Thousand and 00/100 Dollars ($4,050,000.00)) (the “Additional Allowance”) for the costs reasonably relating to the design and construction of the Tenant Improvements, upon written notice to Landlord prior to the Commencement Date. Any portion of the Additional Allowance used shall be amortized into the Monthly Base Rent at nine percent (9%) per annum over the Term commencing on the Commencement Date and shall be memorialized through an amendment to this Lease. Following Tenant’s election to increase the Tenant Improvement Allowance by the Additional Allowance, the Excess Cost and Percentage Contribution shall be recalculated accordingly.

d. If any portion of the Tenant Improvement Allowance or Additional Allowance, if any, is not used by Tenant within eighteen (18) months following the Commencement Date (the “Outside Date”), such portion shall be deemed waived with no further obligation by Landlord with respect thereto; provided, however, (a) if construction of the Tenant Improvements has commenced prior to the Outside Date, but has not been completed, then Tenant shall have an additional period from the Outside Date to use the Tenant Improvement Allowance or Additional Allowance, if any, to complete such work; provided, however, in no event shall such additional period exceed six (6) months. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount that exceeds the Tenant Improvement Allowance as may be increased by the Additional Allowance, if any, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of the Tenant Improvement Allowance or Additional Allowance.

EXHIBIT F-4

6. Consents/Approvals/Representatives. Landlord has appointed Ron Krietemeyer, as its authorized representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter. Tenant hereby designates Oguzhan At, as its authorized representative (“Tenant’s Representative”) with full power and authority to bind Tenant for all actions taken with regard to the Tenant Improvements. Except as otherwise provided in this Work Letter, within three (3) Business Days of receipt of any requested approval of any item or document, Landlord’s Representative shall approve or disapprove (with sufficient detail) any such request, unless the scope of Tenant’s request is such that Landlord’s Representative cannot, using commercially reasonable efforts, complete the required modifications within three (3) Business Days, in which case such three (3) Business Day period shall be extended for such period after Landlord receives the request as is reasonably necessary to respond to such request.

7. Construction Management Fee. Landlord shall employ Tarlton Properties, Inc. as the construction manager for construction of the Tenant Improvements at a fee equal to four percent (4%) of hard construction costs of the Tenant Improvements (i.e., amounts paid to any general contractor, subcontractors, vendors and suppliers of labor and materials for the construction of the Tenant Improvements). Such construction management fee shall be a cost of the Tenant Improvements.

8. Miscellaneous. In the event of any defects in the Tenant Improvements, upon written notice from Tenant describing with specificity such defect, Landlord shall enforce all warranties against the Architect and/or Contractor for correction of such defects. In the event of a conflict between the Lease (including the Work Letter) and the Approved Construction Drawings, the Approved Construction Drawings shall control.

9. Construction of the Tenant Improvements. All materials (as well as methods and processes) used in the performance of the Tenant Improvements shall be new and of good quality and conform to all reasonable standards of the Building. All of the Tenant Improvements shall be performed in a good and workmanlike manner and in accordance with any and all applicable codes, statutes, rules, regulations, ordinances and orders of any federal, state, county or municipal agency or other governmental body having jurisdiction over the Premises, and in substantial compliance with the Construction Drawings and Budget.

10. Non-chargeable construction costs. During the period of design, construction of the Tenant Improvements, Landlord shall no deduct from the Tenant Improvement Allowance or otherwise charge Tenant for: (i) parking; (ii) exterior staging areas; (iii) non-exclusive access to freight elevators; (iv) non-exclusive use of loading docks; or (v) utilities or temporary HVAC during building hours.

11. Tenant Delays. Any delay related to or arising from any interference by Tenant or its employees, agents or contractors with Landlord’s completion of the Tenant Improvements, or any default by Tenant under the Lease or failure to comply with the terms of this Work Letter which causes delay in the Substantial Completion of the Tenant Improvements shall constitute a “Tenant Delay”. Landlord shall give Tenant written notice of any claimed Tenant Delay within two (2) business days after the beginning of the delay, which notice includes a specific description of the claimed Tenant Delay. Should a Tenant Delay occur, Landlord shall not be responsible for such Tenant Delay, including without limitation, increased construction costs, increased general condition costs and other costs, the construction schedule and Tenant’s ability to conduct business or occupy the Premises and notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of Substantial Completion, the Commencement Date (as set forth in the Basic Lease Information) shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

EXHIBIT F-5

12. Tenant Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Paragraph 20 of the Lease or any default by Tenant under this Work Letter has occurred and not cured within the applicable cure period at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, the Additional Allowance, if any, and/or Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be suspended, until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Lease Commencement Date, due to a default by Tenant as described in Paragraph 20 of the Lease or under this Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance and Additional Allowance, if any, disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

13. Time of the Essence in this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

EXHIBIT F-6

EXHIBIT F-1

Description of Landlord Improvements/Warm-Shell Improvements

In accordance with Paragraph 13, Landlord, at Landlord’s cost, shall complete the following improvements:

OCCUPANCY

•	Designed to accommodate “B” and “L” occupancies.

SITE / PARKING

•	Exterior hardscape and landscape including site lighting, curbs, sidewalks and drive aisles, miscellaneous site furnishings. (Part of sitewide improvements)

•	Existing Caterpillar emergency generator with enclosure for life-safety and tenant back-up power (750kW / 900 kVA/60Hz).

•	Immediate connection to Alameda Creek pedestrian/bicycle trail connecting to Union Landing (5-minute bicycle ride).

•	Existing 279 parking spaces (3.1/1000 SF).

Site/Parking Landlord Warm Shell Project Scope

•	Install 20 new Level 2 EV Charging station adjacent to building.

•	New screened outdoor seating area adjacent to building.

•	Install new park entry monuments. (Part of sitewide improvements)

•	Install new Monument at building entry (if center entry option selected).

•	Install bike racks in park. (Part of sitewide improvements)

•	New park-wide bike share program. (Part of sitewide improvements)

•	Upgrade park wide landscaping to native plant, drought resistant, low water design and irrigation system. (Part of sitewide improvements)

STRUCTURE

•	Reinforced slab on grade supported by a perimeter footing and grade beams.

•	Panelized wood roof supported by open-web steel joists, open-web steel trusses, steel tube columns, and reinforced concrete tilt-up walls.

•	lateral load-resisting system consisting of a flexible wood structural panel sheathed roof diaphragm and both perimeter and interior concrete tilt-up shear walls.

EXHIBIT F1-1

Structural Landlord Warm Shell Project Scope

•	Structural upgrades as necessary to support Warm Shell mechanical scope of work.

•	Modifications and patch back as required for Warm Shell underground scope of work.

•	Building envelope modifications as required to support Warm Shell lobby scope of work.

BUILDING/INTERIOR

•	2 dock high doors (10’ x 10’) and 4 grade level doors (12’ x 15’).

•	Wet-pipe automatic fire suppression (sprinkler) systems with flow switches and alarms.

•	Telecom main point of entry (MPOE) room at grade.

•	New Double-height ground floor lobby, complete with main greeting/security desk, and all interior finishes, FF&E and art.

Building/Interior Landlord Warm Shell Project Scope

•	Construct 2 restroom cores with a maximum of 21 fixtures and 9 sinks at locations to be determined by tenant floor plan (Tarlton standard finishes).

•	Construct 1 IDF room at a location to be determined by tenant floor plan with power supplied to a dedicated panel (24 circuits) and empty conduit for tenant data connection to MPOE.

•	Construct new exterior entry with defined architectural element and other exterior architectural improvements to enhance overall building appearance, per an agreed upon design.

•	Construct new interior lobby (1800 square feet maximum with Tarlton standard lobby finishes).

•	Install new code compliant Fire Alarm/Monitoring system.

•	Replace two existing hot water heaters.

•	Install/upgrade building card access system to allow exterior card access.

•	Replace existing skylights (14 total) with new prismatic skylights.

•	Building warm shell and building site will be delivered in compliance with the Americans with Disabilities Act (ADA).

•	Building warm shell scope will be delivered CA Title 24 compliant.

•	Building warm shell scope will be delivered in compliance with local Building and Fire codes.

EXHIBIT F1-2

MECHANICAL

Mechanical Landlord Warm Shell Project Scope

•

Supply and install up to 275 tons of new mechanical capacity (undistributed—units installed on roof, plenums dropped) to support laboratory buildout for tenant improvement project. This capacity would accommodate a laboratory buildout for 60% (~54,000 square feet) of the building at 1 ton per 200 square feet of mechanical capacity (2CFM/SF).

•

Landlord to provide reuse of minimum four (4) 10 ton and four (4) 12.5 ton (100 tons total) existing mechanical units for use on the office area buildout of the tenant improvement project (to be installed as part of TI).

•	Install air distribution and exhaust fans in new warm shell scope restroom cores.

•	Install new Building Management system (BMS) to support warm shell buildout. System will be capable of supporting final tenant improvement project buildout.

•	Provide distributed HVAC to new warm shell lobby buildout.

•	Provide dedicated unit (3 ton maximum), distributed to warm shell IDF room buildout.

ELECTRICAL

•	Existing 750KW diesel generator, automatic transfer switch (ATS) and emergency power distribution panel.

Electrical Landlord Warm Shell Project Scope

•

Provide new 4,000 amp service (480V, 3 phase, 4 wire), distribution switchgear in MPOE and distribution to warm shell project scope. Based on a 60% lab buildout (~54,000 square feet) this will provide 40 watts/SF for laboratory areas and 14 watts/SF for office areas to support a tenant improvement project.

•	New lighting for all areas in warm shell scope.

•	Convenience power distributed to all areas in warm shell scope. Power supplied to new 20 circuit panel in warm shell scope IDF room.

EXHIBIT F1-3

EXHIBIT F-2

Preliminary Budget

EXHIBIT F-3

Preliminary Schedule

SCHEDULE 1

Final Space Plan

Schedule-1

EXHIBIT G

Hazardous Materials Disclosure Certificate

Exhibit G